Exhibit 10.1

EXECUTION VERSION

 SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of June 28, 2017
among
MALIBU BOATS, LLC,
as the Borrower
MALIBU BOATS HOLDINGS, LLC,
as the Parent and a Guarantor

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the other Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.
as Syndication Agent

FIRST TENNESSEE BANK NATIONAL ASSOCIATION
and
REGIONS BANK,
as Co-Documentation Agents

and

SUNTRUST BANK,
as Administrative Agent, Swingline Lender and Issuing Bank

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SUNTRUST ROBINSON HUMPHREY, INC.
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

i

Schedules

Schedule I	- Commitment Amounts

Schedule 1.01	- Ineligible Assignees

Schedule 4.5	- Environmental Matters

Schedule 4.11(d)	- Real Estate

Schedule 4.18	- Material Agreements

Schedule 7.1	- Existing Indebtedness

Schedule 7.2	- Existing Liens

Schedule 7.4	- Existing Investments
Exhibits

Exhibit 2.3	- Form of Notice of Revolving Borrowing

Exhibit 2.4	- Form of Notice of Swingline Borrowing

Exhibit 2.5	- Form of Notice of Delayed Draw Term Loan Borrowing

Exhibit 2.7	- Form of Notice of Continuation/Conversion

Exhibit 2.10	- Form of Note

Exhibits 2.20 (1-4)	- Forms of U.S. Tax Compliance Certificates

Exhibit 5.1	- Form of Compliance Certificate

Exhibit 5.13	- Form of Joinder Agreement

Exhibit 11.4	- Form of Assignment and Acceptance

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of June 28, 2017, by and among MALIBU BOATS, LLC, a Delaware limited liability company (the “Borrower”), MALIBU BOATS HOLDINGS, LLC, a Delaware limited liability company (the “Parent”), the other Guarantors (defined herein), the Lenders (defined herein), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).
W I T N E S S E T H:
WHEREAS, the Borrower, the Parent, the lenders from time to time party thereto and SunTrust Bank, as administrative agent are party to that certain Amended and Restated Credit Agreement dated as of April 2, 2015 (as amended by the First Amendment to Credit Agreement dated as of February 3, 2016, the Second Amendment to Credit Agreement dated as of August 15, 2016 and the Third Amendment to Credit Agreement dated as of December 28, 2016, the “Existing Credit Agreement”), which amended and restated that certain Credit Agreement dated as of July 16, 2013 (as amended by the First Amendment to Credit Agreement and Consent, dated as of January 3, 2014, the Second Amendment to Credit Agreement, dated as of May 8, 2014, and the Third Amendment to Credit Agreement, dated as of October 1, 2014) and the Borrower, the Parent, the Administrative Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement in its entirety upon and subject to the terms and conditions set forth herein;
WHEREAS, in connection with the amendment and restatement of the Existing Credit Agreement, the Borrower has requested that the Lenders (a) establish a $35,000,000 revolving credit facility in favor of, and (b) make a term loan (advanced on the Closing Date) in an aggregate principal amount equal to $55,000,000 and a $105,000,000 delayed draw term loan to, the Borrower;
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of and severally to make the term loans to the Borrower;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person.
“Additional Commitment Amount” shall have the meaning given to such term in Section 2.23.

“Additional Lender” shall have the meaning given to such term in Section 2.23.
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
“Administrative Agent” shall mean SunTrust Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.
“Aggregate Revolving Commitments” shall mean the Revolving Commitments of all the Lenders at any time outstanding. On the Closing Date, the aggregate amount of the Aggregate Revolving Commitments is $35,000,000.
“Agreement” shall mean this Credit Agreement.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to the Borrower or its Subsidiaries.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, as of any date, with respect to all interest on Term Loans outstanding on any date, interest on all Revolving Loans outstanding on any date or the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Consolidated Leverage Ratio in effect on such date as set forth in the table below; provided, that a change in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) or (b), as applicable, and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level VI as set forth in the table below until the second Business Day after which such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the second Business Day after which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2017 are required to be delivered shall be at Level

IV as set forth in the table below; provided, that, the Compliance Certificate for the Fiscal Quarter ending September 30, 2017 shall evidence the calculation of the Consolidated Leverage Ratio after giving pro forma effect to the debt incurred on the Closing Date and the Delayed Draw Term Loan Funding Date and the determination of the Applicable Margin for such period shall be based upon such calculations. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table below (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table below for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Level	Consolidated Leverage Ratio	Eurodollar Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee and Delayed Draw Term Loan Commitment Fee
I	<1.00:1.00	1.75%	0.75%	0.25%
II	≥ 1.00:1.00 but < 1.50:1.00	2.00%	1.00%	0.30%
III	≥ 1.50:1.00 but < 2.00:1.00	2.25%	1.25%	0.35%
IV	≥ 2.00:1.00 but ˂ 2.50:1.00	2.50%	1.50%	0.40%
V	≥ 2.50:1.00 but ˂ 3.00:1.00	2.75%	1.75%	0.45%
VI	≥ 3.00:1.00	3.00%	2.00%	0.50%
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” shall mean SunTrust Robinson Humphrey, Inc. and JPMorgan Chase Bank, N.A., each in their capacities as joint lead arrangers and joint bookrunners.
“Asset Sale” shall mean the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale of inventory in the ordinary course of business; (b) the sale or disposition for fair market value of obsolete or worn out property or other property not necessary for operations of the Borrower and its Subsidiaries disposed of in the ordinary course of business; (c) the disposition of property (including the cancellation of Indebtedness permitted by Section 7.4) to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party, except to the extent permitted by Section 7.4; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or not interfering in any material respect with the business of the Borrower or any Subsidiary; (f) the sale or disposition of cash or Permitted Investments for fair market value in the ordinary course of business, (g) the disposition of shares of Capital Stock of any Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law and (h) dispositions of receivables, inventory and other property in the ordinary course of business in connection with a Foreign Customer Finance Program Transaction.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, substantially in the form of Exhibit 11.4 attached hereto or any other form approved by the Administrative Agent (with the consent of any party whose consent is required by Section 11.4(b)).
“Audited Financial Statements” shall mean the audited consolidated balance sheet of PubCo and its Subsidiaries for the fiscal year ended June 30, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the PubCo and its Subsidiaries for such fiscal year, including the notes thereto.
“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider”.
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Products to any Loan Party, (a) (i) is a Lender or an Affiliate of a Lender or (ii) has provided any Bank Products to any Loan Party that exist on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. The Bank Product Amount may not be increased, and no new agreements for Bank Products may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
“Base Rate” shall mean the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (½%) per annum and (c) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Notwithstanding anything to the contrary in the foregoing, if the Base Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Base Rate Borrowing” and “Base Rate Loan” when used in reference to any Borrowing refers to whether such Loans or the loan comprising such Borrowing bears interest at a rate determined by reference to the Base Rate.
“Borrower” shall have the meaning given in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Business Day” shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by Law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Parent and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Parent and its Subsidiaries for such period prepared in accordance with GAAP, and (ii) Capital Lease Obligations incurred by the Loan Parties on a consolidated basis during such period; provided, that the following shall be excluded from the foregoing: (i) expenditures incurred in connection with Permitted Acquisitions or incurred by the Person acquired in a Permitted Acquisition prior to the closing of such Permitted Acquisition; (ii) capital expenditures in respect of the reinvestment of any proceeds in accordance with Section 2.12(a); (iii) expenditures made with cash proceeds from any issuances of Capital Stock of any Loan Party or contributions of capital made to the Borrower; or (iv) expenditures made with tenant improvement allowances provided by landlords under leases. For purposes of this definition, the purchase price of equipment that is purchased substantially simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11‑1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).
“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, to the Administrative Agent pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).
“Certain Funds Provisions” shall have the meaning assigned to such term in Section 3.2.
“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” shall mean any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes and has no material assets other than Capital Stock of one or more Foreign Subsidiaries that are CFCs.
“Change in Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Sponsors and PubCo and any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Capital Stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) the Parent shall cease to own legally and beneficially, directly or indirectly, 100% of the voting Capital Stock of the Borrower or (c) 100% of the voting Capital Stock of any Loan Party (excluding the Parent) ceases to be owned legally and beneficially, directly or indirectly, by another Loan Party, except for any Investment in a Loan Party pursuant to Section 7.4(s) hereof.
“Change in Law” shall mean (a) the adoption of any applicable Law after the date of this Agreement, (b) any change in any applicable Law after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.
“Closing Certificate” shall have the meaning set forth in Section 3.1(d).
“Closing Date” shall mean the date hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents, and which shall include the Capital Stock of the Borrower and its Subsidiaries and all IP Rights of the Loan Parties; provided that, for the avoidance of doubt, “Excluded Collateral” as such term is defined in any Collateral Document, shall not constitute Collateral.
“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.
“Collateral Documents” shall mean a collective reference to the Security Agreement, any Mortgage and any other security documents executed and delivered by any Loan Party pursuant to Section 5.11.
“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).
“Commitment Fee” shall have the meaning set forth in Section 2.14(b).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1.
“Consolidated EBITDA” shall mean, for the Parent and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income and withholding tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) fees and expenses paid in connection with the execution, delivery and the performance by the Loan Parties of the Loan Documents, and fees and expenses incurred in connection with the issuance, payment, amendment or refinancing of Indebtedness permitted under the Loan Documents, (E) fees and expenses incurred in connection with the Existing Credit Agreement, (F) management fees and board expenses and other payments made to PubCo in accordance with Section 7.7(e), (G) expenses and charges related to the Master Craft or Marine Power litigation and the Brunswick litigation, in an aggregate amount not to exceed $7,500,000 for periods after the Closing Date (it being understood that all such expenses and charges incurred prior to the

Closing Date shall be permitted to be added back), (H) fees and expenses associated with (i) the Project Sapphire Acquisition, in an aggregate amount not to exceed $3,500,000, (ii) other Investments (including Acquisitions) whether or not such Investment is consummated, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, and (iii) startup costs associated with the Borrower’s engine manufacturing initiative in an aggregate amount not to exceed $4,500,000 in any Fiscal Year, (I) fees and expenses related to public offerings of PubCo in an aggregate amount not to exceed $1,500,000 in any Fiscal Year, (J) all nonrecurring cash expenses and charges up to $1,500,000 in any Fiscal Year, (K) effects of adjustments in any line item in the consolidated financial statements of the Parent and its Subsidiaries resulting from the application of purchase accounting (including any step-ups with respect to re-valuing assets and liabilities) in relation to any Investments (including Acquisitions) and any investment, acquisition, merger or consolidation or the depreciation, amortization or write-off of any amounts thereof, including the Project Sapphire Acquisition, and (L) other non-cash charges (including non-cash equity compensation charges), it being understood that the Consolidated EBITDA (adjusted as provided herein) of a Person that is acquired in a Permitted Acquisition shall be calculated on a Pro Forma Basis; provided further that, in calculating the pro forma credit to be given for the Consolidated EBITDA of Target pursuant to the Project Sapphire Acquisition, Consolidated EBITDA for Target and its subsidiaries shall be deemed to be $5,822,000 for the Fiscal Quarter ended June 30, 2017, $5,518,000 for the Fiscal Quarter ended March 31, 2017, $2,164,000 for the Fiscal Quarter ended December 31, 2016, $4,283,000 for the Fiscal Quarter ended on September 30, 2016 and $5,342,000 for the Fiscal Quarter ended on June 30, 2016.
“Consolidated Excess Cash Flow” shall mean for the Parent and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period minus (b) Unfinanced Cash Capital Expenditures made during such period minus (c) Consolidated Interest Expense paid in cash during such period minus (d) Permitted Tax Distributions and cash taxes paid during such period minus (e) scheduled principal payments made on Consolidated Total Debt during such period minus (f) voluntary prepayments during such period made on Consolidated Total Debt permitted under Section 7.1(g) or Section 7.1(o) minus (g) Restricted Payments permitted under Section 7.5(d) during such period minus (h) to the extent elected by the Borrower, cash consideration paid in connection with Permitted Acquisitions during such period minus (i) amounts added to Consolidated EBITDA pursuant to clauses (D), (E), (F), (G), (H), (I), (J) and (K) of the definition thereof paid in cash during such period minus (j) an amount equal to any increase in Working Capital of the Parent and its Subsidiaries during such period plus (k) an amount equal to any decrease in Working Capital of the Parent and its Subsidiaries during such period.
“Consolidated Fixed Charge Coverage Ratio” shall mean, for the Parent and its Subsidiaries on a consolidated basis, as of any date, the ratio of (a) Consolidated EBITDA minus (i) Unfinanced Cash Capital Expenditures minus (ii) cash income Taxes (to the extent added back to Consolidated EBITDA), minus (iii) cash dividends and distributions by Parent (other than (x) the Share Repurchase Payments and (y) the tax distributions, dividends and other payments paid to the members of the Parent in connection with the Existing Credit Agreement) minus (iv) payments made to PubCo in accordance with Section 7.7(e) during such period (to the extent included in the calculation of Consolidated EBITDA) to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.
“Consolidated Fixed Charges” shall mean, for the Parent and its Subsidiaries for any period, the sum, without duplication, of (a) Consolidated Interest Expense paid in cash for such period and (b) scheduled principal payments made on Consolidated Total Debt during such period; provided, however, that Consolidated Fixed Charges shall not include any fees and expenses payable by the Loan Parties in connection with the execution and delivery of the Loan Documents or the repayment of any amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement.

“Consolidated Interest Expense” shall mean, for the Parent and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (a) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).
“Consolidated Leverage Ratio” shall mean, for the Parent and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Total Debt as of such date minus unrestricted cash and Permitted Investments of the Parent and its Subsidiaries in an aggregate amount up to $20,000,000 to (b) Consolidated EBITDA, in each case measured as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements are required to have been delivered under this Agreement.
“Consolidated Net Income” shall mean, for the Parent and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the net income (or loss) of the Parent and its Subsidiaries for such period but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets or losses attributable to write-downs of assets (other than the sale of inventory in the ordinary course of business), (c) any equity interest of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary and (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower, the Parent or any Subsidiary on the date that such Person’s assets are acquired by the Borrower, the Parent or any Subsidiary.
“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Parent and its Subsidiaries measured on a consolidated basis as of such date, but excluding (i) Indebtedness of the type described in subsection (vi) of the definition thereof, except to the extent of any unreimbursed drawings thereunder, and (ii) Indebtedness of the type described in subsection (xi) of the definition thereof.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Current Assets” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.
“Current Liabilities” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid) and (c) accruals for current or deferred Taxes based on income or profits.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.13(c).
“Defaulting Lender” shall mean, at any time, any Lender as to which the Administrative Agent has notified the Borrower that (a) such Lender has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (b) such Lender has notified the Administrative Agent or the Borrower, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (c) such Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender, or (e) such Lender or its Parent Company has become the subject of a Bail-In Action. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
“Delayed Draw Term Loan” shall have the meaning set forth in Section 2.5(b)(i).
“Delayed Draw Term Loan Availability Period” shall mean the period from the Closing Date to the earliest of (a) July 28, 2017, (b) the date on which all Delayed Draw Term Loan Commitments have been funded as Delayed Draw Term Loans, (c) the date on which the Delayed Draw Term Loan Commitments are terminated pursuant to Section 2.8 and (d) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Delayed Draw Term Loan Commitment Fee” shall have the meaning set forth in Section 2.14(b).
“Delayed Draw Term Loan Commitments” shall mean, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans to the Borrowers in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Delayed Draw Term Loan Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be decreased pursuant to terms hereof. The aggregate principal amount of all Lenders’ Delayed Draw Term Loan Commitments as of the Closing Date is One Hundred and Five Million Dollars ($105,000,000).
“Delayed Draw Term Loan Funding Date” shall have the meaning set forth in Section 2.5(b)(i).
“Depository Account” shall have the meaning set forth in Section 5.12.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Loan Party directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of the Loan Parties under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, or any determination that any Plan is in at‑risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of the Loan Parties or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of the Loan Parties or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of the Loan Parties or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of the Loan Parties or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of the Loan Parties or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non‑exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Event of Default” shall have the meaning provided in Article VIII.
“Excluded Account” shall mean (i) any zero‑balance account that sweeps into another Excluded Account, (ii) any payroll account, (iii) any withholding or other fiduciary account, (iv) any account that only includes deposits that are pledged as permitted under Sections 7.2(f), (h) or (u) hereof, (v) any other account or accounts that collectively do not have more than $150,000 on deposit therein, (vi) any other account or accounts of the Target held by JPMorgan Chase Bank, N.A. or an Affiliate of JPMorgan Chase Bank, N.A. on the Delayed Draw Term Loan Funding Date and (vii) any other accounts that the Administrative Agent, with the consent of the Required Lenders, agrees to be designated as an Excluded Account.
“Excluded Subsidiary” shall mean (i) Cobalt Exports, Inc., a Nevada corporation, so long as such Subsidiary shall not own any material assets or have any material liabilities and shall be dissolved or merged into another Loan Party or Excluded Subsidiary on or prior to December 31, 2017 (or such later date as agreed to by the Administrative Agent in its sole discretion) and (ii) Cobalt Sportswear, LLC, a Kansas limited liability company, so long as such Subsidiary shall not (A) conduct any business other than the sale of sportswear or other related products or (B) have more than $150,000 of Consolidated EBITDA allocable to its operations.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 10.8 shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e)and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall have the meaning given in the recitals to this Agreement.
“Existing Master Lease” means that certain Master Lease Agreement, dated March 31, 2008, by and between Spirit Master Funding IV, LLC and the Borrower, as amended from time to time.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement between the United States and one or more other governmental authorities that is entered into in order to facilitate compliance with the foregoing.
“Federal Funds Rate” shall mean, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to SunTrust Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain administrative agent fee letter, dated as of June 16, 2017, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted and agreed to by the Borrower.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Floor Plan Liabilities” shall mean liabilities of the Borrower and its Subsidiaries arising under floor plan repurchase arrangements entered into in the ordinary course of business.
“Foreign Customer Finance Program Obligations” shall mean inventory repurchase and customer finance program recourse and other obligations, including any obligation of any Loan Party or any Subsidiary to repurchase products of the Loan Parties and such Subsidiaries or to purchase receivables created in connection with the sale of products or related services of any Loan Party and its Subsidiaries to dealers and other customers located outside the United States under any customer finance program, in each case incurred in the ordinary course of business, it being understood that the transactions contemplated by any Foreign Master Financing Agreement shall constitute Foreign Customer Finance Program Obligations.
“Foreign Customer Finance Program Transaction” shall mean the customer finance program contemplated by any Foreign Master Financing Agreement.
“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Master Financing Agreement” shall mean an agreement or agreements entered into from time to time by Borrower and/or one or more of its Subsidiaries for the purpose of financing inventory sold to its foreign dealers, including, without limitation, the Master Financing Umbrella Agreement (Pan-European) contemplated to be entered into by and between Borrower and Wells Fargo Bank International Unlimited Company or one or more of its Affiliates and any of their respective successors or assigns, factoring agreements by and between Target and Wells Fargo Bank, National Association or one or more of its Affiliates and any of their respective successors or assigns, and all financing schedules, credit requests, deeds and other letters, agreements or documents entered into in connection therewith, as amended, restated, modified or supplemented from time to time or any successor agreement.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or Floor Plan Liabilities or Foreign Customer Finance Program Obligations. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” shall mean, collectively, (a) the Parent, (b) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (c) each Person that joins as a Guarantor pursuant to Section 5.13 or otherwise, (d) with respect to (i) any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender-Related Hedge Provider that are permitted to be incurred pursuant to Section 7.10 and any Bank Products Obligations owing by any Loan Party (other than the Borrower), the Borrower and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower, and (e) the successors and permitted assigns of the foregoing; provided, however, that no Excluded Subsidiary shall be a Guarantor.
“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to Article X.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Incremental Term Loan” shall have the meaning provided in Section 2.23.
“Incremental Term Loan Commitment” means, with respect to Persons identified as an “Incremental Term Loan Lender” in the applicable supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent, together with their respective successors and assigns, the commitment of such Person to make the Incremental Term Loan hereunder pursuant to such supplement or joinder; provided that, at any time after the funding of the Incremental Term Loan, determination of “Required Lenders” shall include the outstanding principal amount of the Incremental Term Loan.
“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than (x) trade payables incurred in the ordinary course of such Person’s business; provided that, for purposes of Section 8.1(g), trade payables overdue by more than one hundred twenty (120) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures, and (y) any earn‑outs, purchase price adjustments for working capital and similar adjustments in respect of any Acquisitions permitted under this Agreement), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) the amount of Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person at another’s option or upon the occurrence of a condition not solely within the control of such Person, in each case, on or prior to one year after the Maturity Date (other than payments permitted pursuant to Section 7.5), (x) all Off‑Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. The term “Indebtedness” shall not include Floor Plan Liabilities or Foreign Customer Finance Program Obligations.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Ineligible Assignee” means (a) any competitor of the Borrower identified on Schedule 1.01, (b) any Person that, together with its Affiliates, directly or indirectly owns more than 5% of any competitor of the Borrower and is identified on Schedule 1.01 and (c) any Affiliates or Subsidiary thereof to the extent clearly identifiable as such on the basis that such Affiliate’s or Subsidiary’s names include the name of the specified Ineligible Assignee).  Schedule 1.01 may be updated by the Borrower from time to time pursuant to written notice to the Administrative Agent, provided, that no Default or Event of Default has occurred and is continuing at the time of such update; provided that any Person that is a Lender and subsequently becomes an Ineligible Assignee (but was not an Ineligible Assignee at the time it became a Lender) shall be deemed to not be an Ineligible Assignee hereunder with respect to any Loans or Commitments held by such Lender at the time such Lender became an Ineligible Assignee.
“Information Memorandum” shall mean the Confidential Information Memorandum dated May 2017 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (in each case, subject to availability); provided, that:
(a)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(c)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(d)    each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and
(e)    no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.
“Interim Financial Statements” shall mean the unaudited consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ending March 31, 2017, including balance sheets and statements of income or operations and cash flows.
“Investments” shall have the meaning set forth in Section 7.4.
“IP Rights” shall mean all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that the Borrower or any of the Loan Parties owns, or possesses the legal right to use.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit.
“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 5.10 executed and delivered by a Subsidiary in accordance with the provisions of Section 5.13 or any other documents as the Administrative Agent shall reasonably deem appropriate for such purpose.
“Laws” or “Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.
“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event  shall not be deemed to have occurred  solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.
“Lender-Related Hedge Provider” shall mean any Person that, (a)(i) at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has entered into a Hedging Transaction with any Loan Party that exists on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Lender-Related Hedge Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction, and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. No new Hedging Transactions may be established at any time that a Default or Event of Default exists.
“Lenders” shall mean each of the Persons identified as a “Lender” on the signature pages hereto and each Additional Lender that joins this Agreement pursuant to Section 2.23 and their successors and assigns and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower or any Subsidiary pursuant to the LC Commitment.
“Letter of Credit Fee” shall have the meaning set forth in Section 2.14(c).
“LIBOR” shall mean, the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or, if such service is not available, on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period, with a maturity comparable to such Interest Period; provided, that if the rate referred to above is not available at any such time for any reason, then LIBOR shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of such Interest Period. Notwithstanding anything to the contrary in the foregoing, if LIBOR is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all UCC Financing Statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.
“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require.
“Management Agreement” means that certain Management Agreement dated as of August 7, 2006 between the Borrower and Malibu Investor, LLC, as such agreement may be amended from time to time.
“Management Investors” shall mean each of the individuals affiliated or employed with the Borrower, together with their heirs and executors, in each case.
“Master Agreement” shall have the meaning set forth in the definition of “Hedging Transaction.”
“Material Acquisition” means the Project Sapphire Acquisition and any other acquisition of property or series of related acquisitions of property that (1) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the equity interests of a Person and (2) involves the payment of consideration by the Parent and its Subsidiaries in excess of $5,000,000.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Borrower and the Loan Parties taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) the employment agreements of Jack Springer, Wayne Wilson and Ritchie Anderson, (iii) any repurchase agreement as amended between Borrower and GE Commercial Distribution Finance Corporation, (iv) any material supply agreement with an engine supplier and (v) the Existing Master Lease.
“Material Disposition” means any Recovery Event or Asset Sale (or series of related dispositions of property) that yields gross proceeds to the Parent or any of its Subsidiaries in excess of $5,000,000.
“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $7,500,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Maturity Date” shall mean the earlier of (i) July 1, 2022 or (ii) with respect to the Term Loans, the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable pursuant to Section 8.1 (whether by acceleration or otherwise).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgages” shall mean the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests and/or leasehold interests of any Loan Party in any real property.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of the Loan Parties or an ERISA Affiliate, and each such plan for the five‑year period immediately following the latest date on which the Borrower, any of the Loan Parties or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Net Cash Proceeds” shall mean the aggregate cash or Permitted Investments proceeds received by the Borrower or any Subsidiary in respect of any Asset Sale, Recovery Event or any issuance of Indebtedness net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions) and other reasonable and customary transaction costs, fees and expenses attributable to such transaction and payable by the Borrower or such Subsidiary, (b) taxes paid or payable as a result thereof and (c) in the case of any Asset Sale or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 7.2 (ranking senior to any Lien of the Administrative Agent) on the related property.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non‑U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of the Loan Parties primarily for the benefit of employees of the Borrower or such of the Loan Parties residing outside the United States, which plan, fund or other similar program provides, or results in, defined‑benefit retirement benefits, or defined‑benefit payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” shall have the meaning set forth in Section 2.10(b).
“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.
“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).
“Notice of Delayed Draw Term Loan Borrowing” shall have the meaning set forth in Section 2.5(b)(ii).
“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.
“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing, Notice of Delayed Draw Term Loan Borrowing and the Notices of Swingline Borrowing.
“Obligations” shall mean, collectively, (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider permitted by Section 7.10, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, excluding the Existing Master Lease and any sale and leaseback transactions permitted hereunder, (ii) any Synthetic Lease Obligation or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; provided that the term “Off-Balance Sheet Liabilities” shall not include Floor Plan Liabilities, Foreign Customer Finance Program Obligations or any obligations expressly excluded under clause (ii) above.
“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).
“Parent” shall have the meaning given in the introductory paragraph hereof.
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Parent Operating Agreement” means the Amended and Restated Operating Agreement of the Parent dated as of February 5, 2014, as amended.
“Participant” shall have the meaning set forth in Section 11.4(d).
“Participant Register” shall have the meaning set forth in Section 11.4(e).
“Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Acquisition” shall mean an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or a business reasonably related, supplemental or ancillary thereto), (c) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such Acquisition on a Pro Forma Basis, (x) the Loan Parties would be in compliance with the financial covenants set forth in Article VI recomputed as of the end of the period of the four Fiscal Quarters most recently ended for which the Borrower has delivered financial statements under this Agreement; provided that, for purposes of calculating the Consolidated Leverage Ratio for purposes of this clause (x), Consolidated Total Debt of the Borrower shall be deemed to include the aggregate amount of any earn-out obligations, as reasonably estimated by the Borrower in good faith, scheduled to be incurred pursuant to such Permitted Acquisition, and (y) the Consolidated Leverage Ratio of the Loan Parties is at least 0.25 less than the maximum Consolidated Leverage Ratio permitted to be maintained under Section 6.2 at such time, (e) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (f) immediately after giving effect to such Acquisition, the Borrower shall have at least $5,000,000 of the sum of cash on hand plus availability existing under the Aggregate Revolving Commitments.
“Permitted Encumbrances” shall have the meaning assigned to such term in Section 7.2.
“Permitted Investments” shall mean:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof;
(c)    certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above; and
(f)    other marketable debt instruments approved by the Administrative Agent in its reasonable discretion.
“Permitted Subordinated Debt” shall mean Subordinated Debt which contains terms and conditions reasonably acceptable to the Administrative Agent (including as to subordination to the Obligations) and does not exceed in the aggregate for all Loan Parties an amount equal to $3,000,000; provided that the Loan Parties shall be permitted to incur additional Subordinated Debt in an aggregate amount not to exceed $2,000,000 solely in connection with the consummation of Permitted Acquisitions.
“Permitted Tax Distributions” shall mean (a) tax distributions by a Loan Party (so long as such Loan Party is treated as a pass through or disregarded entity) to its members (“Tax Distributions”) paid quarterly in arrears based on such Loan Party’s good faith estimate of a member’s cumulative, allocated taxable income for a taxable year and the Presumed Tax Rate. Such Tax Distributions from any Loan Party for any taxable year shall not exceed the product of (1) the sum of all Loan Parties gross income or gain for such taxable year less all items of deduction, loss and the loss equivalent of tax credits for such taxable year, an amount that shall be equal to the Parent’s aggregate “taxable income” (within the meaning of Section 63 of the Code) and (2) the Presumed Tax Rate for such taxable year; provided that (x) for each taxable year subsequent to the Closing Date the Loan Parties shall make a final accounting for Tax Distributions for each taxable year after actual taxable income allocable from the Loan Parties for such taxable year has been determined, and (i) any shortfall in the amount of Tax Distributions the members received for such taxable year based on such final determination may be distributed to such members, and (ii) any excess in the amount of Tax Distributions made for such taxable year shall be applied to reduce the amount of Tax Distributions to be made for the subsequent taxable year (and, to the extent not covered thereby, for taxable years thereafter) to the full extent thereof and (y) the calculations shall take into account, for the avoidance of doubt, the effect of any tax basis adjustment under Sections 734 or 743 of the Code and any other tax benefit accruing to PubCo as a result of payments made pursuant to the Tax Receivables Agreement for such taxable year, (b) additional distributions by Borrower to Parent and by Parent to PubCo sufficient for PubCo to satisfy its obligation to make tax benefit payments pursuant to the Tax Receivables Agreement and (c) any tax distributions or tax benefit payments permitted to be made by the Parent to its respective shareholders pursuant to the Parent Operating Agreement.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan of Reorganization” shall have the meaning set forth in Section 11.4(b)(vii)(C).
“Platform” shall have the meaning set forth in Section 11.1(b)(iii).

“Presumed Tax Rate” for any taxable year means the highest effective marginal combined U.S. federal, state and local income, earnings (or similar tax) and self-employment tax rate prescribed during such taxable year for an individual or corporation residing in California or in the city of New York (after giving effect to the deductibility of state and local income taxes for federal tax purposes and taking into account the character (e.g., long-term or short-term capital gain or ordinary or tax-exempt) of the applicable income).
“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to any test or covenant hereunder (excluding, for the avoidance of doubt, Consolidated Excess Cash Flow), compliance with any test or covenant shall be determined after giving effect to (i) any Material Acquisition, (ii) any incurrence or repayment of Indebtedness or Delayed Draw Term Loan Borrowing, and (iii) any Material Disposition (including (a) pro forma adjustments arising out of events which are directly attributable to any proposed Material Acquisition, any incurrence or repayment of Indebtedness or any Material Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the SEC, (b) pro forma adjustments determined in good faith by the Borrower arising out of operating and other expense reductions attributable to such transaction being given pro forma effect that (y) have been realized or (z) will be implemented following such transaction and are supportable and quantifiable and are expected to be realized within eighteen (18) months following the date of such event and, in each case, including, but not limited to, (1) reduction in personnel expenses, (2) reduction of costs related to administrative functions, (3) reduction of costs related to leased or owned properties and (4) reductions from the consolidation of operations and streamlining of corporate overhead, and (c) such other adjustments as determined in good faith by the Borrower; provided that (A) the aggregate adjustment under clauses (a), (b) and (c) shall not exceed 10% of Consolidated EBITDA during any applicable calculation period, and using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of the Parent and its Subsidiaries and assuming that (i) all acquisitions that have been consummated during the period, and any Asset Sale and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid as of the first day of the period of four Fiscal Quarters most recently ended for which the Borrower has delivered financial statements under this Agreement, (ii) any Indebtedness incurred or assumed in connection with such transaction that is not retired in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iii) income statement items (whether positive or negative) and Capital Expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (B) the Borrower shall provide the Administrative Agent with written calculations of the proposed adjustments set forth in clauses (b) and (c) above prior to the inclusion of such adjustments in the calculation of any financial covenant under the Loan Documents.
“Pro Forma Compliance Certificate” shall mean a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Article VI recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements under this Agreement after giving effect to the applicable transaction on a Pro Forma Basis.
“Project Sapphire Acquisition” means the Acquisition by the Borrower on the Delayed Draw Term Loan Funding Date of one hundred percent (100%) of the Equity Interests of the Target.

“Project Sapphire Acquisition Documents” means the Project Sapphire Purchase Agreement, the Escrow Agreement (as defined in the Project Sapphire Purchase Agreement) and each other “Ancillary Agreement” as defined in the Project Sapphire Purchase Agreement.
“Project Sapphire Purchase Agreement” means that certain the Unit Purchase Agreement, dated as of June 28, 2017, by and among the Borrower, the Target, the unitholders of the Target party thereto and other Persons party thereto.
“Pro Rata Share” shall mean (a) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure, Delayed Draw Term Loan or Term Loan A, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure, Delayed Draw Term Loans or the Term Loan A, as applicable, of all Lenders) and (b) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) plus such Lender’s Delayed Draw Term Loan Commitment (or if such Delayed Draw Term Loan Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Delayed Draw Term Loans) plus such Lender’s Term Loan A, and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) plus all Lenders’ Delayed Draw Term Loan Commitments (or if such Delayed Draw Term Loan Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Delayed Draw Term Loans of all Lenders funded under such Commitments) and all of the Term Loan A.
“PubCo” means Malibu Boats, Inc.
“Qualified Acquisition” means any Permitted Acquisition that occurs after the Closing Date (excluding, for the avoidance of doubt, the Project Sapphire Acquisition) that involves the payment of consideration by the Parent and its Subsidiaries in excess of $25,000,000.
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate” shall mean all real property owned or leased by the Borrower and any of the Loan Parties.
“Real Estate Documents” shall mean,
(I) with respect to any fee owned interest in real property of a Loan Party with a value in excess of $7,500,000:
(a)    a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)    ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Encumbrances, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;
(c)    (i) a life of loan flood zone determination indicating whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) indicating if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of flood insurance policies under the National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with commercially reputable insurance companies not Affiliates of the Borrower and reasonably acceptable to the Administrative Agent) or certificates of insurance of the Borrower and its Subsidiaries evidencing such flood insurance coverage in such amounts and with such deductibles as the Administrative Agent may reasonably request (and, without limiting the foregoing, in compliance with applicable Flood Insurance Laws) and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;
(d)    if requested by the Administrative Agent, an environmental assessment report, as to such real property, in form and substance reasonably satisfactory to and from professional firms reasonably acceptable to the Administrative Agent;
(e)    if requested by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and
(f)    an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.
and (II) with respect to any leasehold interest in real property of a Loan Party with a value in excess of $7,500,000, such estoppel letters, consents and waivers from the landlords on such real property as may be reasonably requested by the Administrative Agent, which estoppel letters shall be in the form and substance reasonably satisfactory to the Administrative Agent.
“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank as applicable.
“Recovery Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Register” shall have the meaning assigned to such term in Section 11.4(c).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments, Delayed Draw Term Loan Commitments (or if such Delayed Draw Term Loan Commitments have terminated or expired, the Delayed Draw Term Loans) and the Term Loan A at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure and the Term Loans; provided that, to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Delayed Draw Term Loan Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any Law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, with respect to any Person, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of such Person or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Person.
“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.
“Revolving Commitment Termination Date” shall mean the earliest of (i) the Maturity Date and (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 or 8.1.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
“S&P” shall mean McGraw Hill Financial, Inc. and any successor thereto.
“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and the Crimea Region of the Ukraine).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Security Agreement” shall mean the amended and restated security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.
“Share Repurchases” shall mean the share repurchases by PubCo of a portion of its outstanding Capital Stock and a portion of the Capital Stock of the Parent and the related purchases of the Capital Stock of the Parent.
“Share Repurchase Payments” shall mean all of the payments made by PubCo under the Share Repurchases, and payments of all related dividends, distributions and other Restricted Payments by the Parent and Borrower in connection therewith, in an aggregate principal amount not to exceed $20,000,000 in any Fiscal Year; provided that, if less than $20,000,000 in Share Repurchase Payments are made in a given Fiscal Year, the Borrower shall be permitted to make additional Share Repurchase Payments in the immediately succeeding Fiscal Year in an amount equal to one hundred percent (100%) of the difference between (i) the amount of Share Repurchase Payments permitted to be made pursuant to Section 7.5(i) for such Fiscal Year and (ii) the amount of Share Repurchase Payments actually made by the Loan Parties during such fiscal year;

provided, further, that (A) any amount so carried forward into any subsequent Fiscal Year shall not be considered in calculating the amount available to be carried forward into any future Fiscal Year and (B) Share Repurchase Payments in any Fiscal Year shall be deemed applied as follows: first, toward the amount of Share Repurchase Payments permitted to be made pursuant to Section 7.5(i) for such Fiscal Year and, second, toward the carry-forward from the previous Fiscal Year.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; (e) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 10.8.
“Specified Representations” shall mean the representations of the Loan Parties contained in Section 4.1, 4.2, 4.3, 4.6, 4.7, 4.9, 4.15, 4.17 (subject to the Certain Funds Provision), 4.19 and 4.20.
“Sponsors” shall mean Black Canyon Capital LLC and Horizon Holdings LLC, together with their Affiliates and funds in respect of whose investments they or their Affiliates manage.
“Subordinated Debt” shall mean Indebtedness of any Person subordinated to the repayment of the Obligations pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Subordinated Debt Documents” shall mean all indentures, agreements, notes, guaranties and other material agreements governing or evidencing any Permitted Subordinated Debt and all other material documents relating thereto.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
“SunTrust Bank” shall mean SunTrust Bank and its successors.
“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean SunTrust Bank in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Target” shall mean Cobalt Boats, LLC.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.
“Tax Receivables Agreement” shall mean that certain Tax Receivables Agreement dated as of February 5, 2014, among PubCo, the Parent and the members party thereto.
“Term Loan A” shall have the meaning set forth in Section 2.5(a).
“Term Loan A Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make its portion of the Term Loan A hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term Loan A Commitments as of the Closing Date is $55,000,000.
“Term Loan Commitments” shall mean the Term Loan A Commitments and the Delayed Draw Term Loan Commitments.

“Term Loans” shall mean the Term Loan A and the Delayed Draw Term Loan.
“Trade Date” shall have the meaning set forth in Section 11.4(b)(vii)(A).
“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
“Unfinanced Cash Capital Expenditures” shall mean, for any period, the amount of Capital Expenditures made by the Parent and its Subsidiaries during such period in cash, but excluding any such Capital Expenditures financed with Indebtedness permitted under Section 7.1 (for the purposes of such calculation, not to exceed $3 million in any applicable twelve-month period) and excluding any such Capital Expenditures that constitute reinvestment of proceeds as permitted under Section 2.12(a).
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the respective State of the State of organization of the Borrower and each Loan Party.
“United States” or “U.S.” shall mean the United States of America.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g).
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
“Working Capital” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.    Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
Section 1.3.    Accounting Terms and Determination.
(a)    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any covenant for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
(b)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)    Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VI (including for purposes of determining the Applicable Rate and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a Pro Forma Basis) shall be made on a Pro Forma Basis with respect to any Material Disposition or Material Acquisition occurring during such period.
(d)    Notwithstanding any changes in GAAP after the Closing Date, any lease of the Loan Parties and their Subsidiaries that would not be characterized as a Capital Lease Obligation or Indebtedness under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness, or a Capital Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP.
Section 1.4.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in Atlanta, Georgia, unless otherwise indicated.
Section 1.5.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.6.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.    General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22, (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4, (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitments in effect from time to time; (v) each Lender severally agrees to make its portion of the Term Loan A to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Term Loan A Commitment; and (vi) the Lenders hereby establish in favor of the Borrower a delayed draw term loan facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Delayed Draw Term Loan Commitment) to make its portion of the Delayed Draw Term Loan to the Borrower in accordance with Section 2.5(b).
Section 2.2.    Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow if a Default or Event of Default has occurred and is continuing.

Section 2.3.    Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist of Base Rate Loans or Eurodollar Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $500,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $100,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
Section 2.4.    Swingline Commitment.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender may, in its reasonable discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
(b)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 11:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate plus the Applicable Margin. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.
(c)    The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, and such proceeds will be used solely for the repayment of such Swingline Loan.
(d)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(e)    Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.
Section 2.5.    Term Loan Commitments.
(a)    Term Loan A. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a single loan (each, a “Term Loan A”) to the Borrower on the Closing Date in a principal amount equal to the Term Loan A Commitment of such Lender. The Term Loan A may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Closing Date the Term Loan A shall be a Base Rate Loan. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loan A on the Closing Date.
(b)    Delayed Draw Term Loans.
(i)    Subject to the terms and conditions set forth herein, including the conditions set forth in Section 3.2, each Lender severally agrees to make its portion of a term loan denominated in Dollars (the “Delayed Draw Term Loan”), ratably in proportion to its Pro

Rata Share of the Delayed Draw Term Loan Commitments, to the Borrower, on a date specified by the Borrower during the Delayed Draw Term Loan Availability Period (the “Delayed Draw Term Loan Funding Date”), in an aggregate principal amount outstanding at any time that will not result in (a) the outstanding amount of such Lender’s Delayed Draw Term Loan exceeding such Lender’s Delayed Draw Term Commitment or (b) the aggregate outstanding amount of all Lenders’ Delayed Draw Term Loan exceeding the aggregate Delayed Draw Term Loan Commitments. Amounts repaid on the Delayed Draw Term Loan may not be reborrowed.
(ii)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Delayed Draw Term Loan Borrowing substantially in the form of Exhibit 2.5 (a “Notice of Delayed Draw Term Loan Borrowing”) (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. The Notice of Delayed Draw Term Loan Borrowing shall be irrevocable, shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period); provided, however, that such notice may be contingent on the closing of the Project Sapphire Acquisition and may be revoked if the closing of the Project Sapphire Acquisition does not occur or is delayed subject to the payment of all amounts required pursuant to Section 2.19. The Delayed Draw Term Loan Borrowing shall consist of Base Rate Loans or Eurodollar Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each Borrowing shall be not less than $1,000,000 or a larger multiple of $500,000. Promptly following the receipt of a Notice of Delayed Draw Term Loan Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Delayed Draw Term Loan to be made as part of the requested Delayed Draw Term Loan Borrowing.
Section 2.6.    Funding of Borrowings.
(a)    Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal

Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)    All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.7.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.
(c)    If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if an Event of Default has occurred and is continuing and the Administrative Agent and the Required Lenders have determined in their sole discretion not to permit such conversion or continuation. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.
(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.8.    Optional Reduction and Termination of Commitments.
(a)    Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan A Commitments shall terminate on the Closing Date upon the making of the Term Loan A pursuant to Section 2.5. Unless previously terminated, the Delayed Draw Term Loan Commitments (including any portion of the Delayed Draw Term Loan Commitments not funded on the Delayed Draw Term Loan Funding Date) shall terminate on the Delayed Draw Term Loan Funding Date.
(b)    Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable, except to the extent conditioned on a refinancing of all or any portion of the Aggregate Revolving Commitments), the Borrower may reduce the Aggregate Revolving Commitments or the Delayed Draw Term Loan Commitments in part or terminate the Aggregate Revolving Commitments or Delayed Draw Term Loan Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment or Delayed Draw Term Loan Commitment, as applicable, of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $500,000 and any larger multiple of $100,000 and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitments below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.
(c)    With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.
Section 2.9.    Repayment of Loans.
(a)    The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
(b)    The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan A of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement), as such amounts shall be reduced from time to time by optional prepayments pursuant to Section 2.11 and mandatory prepayments pursuant to Section 2.12:

Installment Date	Aggregate Principal Amount
September 30, 2017	$687,500
December 31, 2017	$687,500
March 31, 2018	$687,500
June 30, 2018	$687,500
September 30, 2018	$687,500
December 31, 2018	$687,500
March 31, 2019	$687,500
June 30, 2019	$1,031,250
September 30, 2019	$1,031,250
December 31, 2019	$1,031,250
March 31, 2020	$1,031,250
June 30, 2020	$1,031,250
September 30, 2020	$1,031,250
December 31, 2020	$1,031,250
March 31, 2021	$1,031,250
June 30, 2021	$1,031,250
September 30, 2021	$1,375,000
December 31, 2021	$1,375,000
March 31, 2022	$1,375,000
Maturity Date	Remaining outstanding principal amount of Term Loan A
provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loan A shall be due and payable on the Maturity Date.
(c)    The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Delayed Draw Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement), as such amounts shall be reduced from time to time by optional prepayments pursuant to Section 2.11 and mandatory prepayments pursuant to Section 2.12:

Installment Date	Aggregate Principal Amount (expressed as a percentage of the aggregate original principal amount of the Delayed Draw Term Loan)
September 30, 2017	1.25%
December 31, 2017	1.25%
March 31, 2018	1.25%
June 30, 2018	1.25%
September 30, 2018	1.25%
December 31, 2018	1.25%
March 31, 2019	1.25%
June 30, 2019	1.875%
September 30, 2019	1.875%
December 31, 2019	1.875%
March 31, 2020	1.875%
June 30, 2020	1.875%
September 30, 2020	1.875%
December 31, 2020	1.875%
March 31, 2021	1.875%
June 30, 2021	1.875%
September 30, 2021	2.50%
December 31, 2021	2.50%
March 31, 2022	2.50%
Maturity Date	Remaining outstanding principal amount of Delayed Draw Term Loan provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Delayed Draw Term Loan shall be due and payable on the Maturity Date.
Section 2.10.    Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment, the Delayed Draw Term Loan Commitment and Term Loan A Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of a Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(a)    This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender substantially in the form of Exhibit 2.10 (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11.    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable (except to the extent conditioned on a refinancing of all or any portion of the Loans) written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable (except to the extent conditioned on a refinancing of all or any portion of the Loans) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid, which shall be in minimum amounts of $100,000 and integral multiples of $100,000 (or in the aggregate principal amount of the Type of Loans that are prepaid). Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied to the aggregate principal outstanding amount of Revolving Borrowings at the discretion of the Borrower, and in the case of a prepayment of the Term Loan A or Delayed Draw Term Loan, to principal installments in the order determined by the Borrower in its sole discretion.
Section 2.12.    Mandatory Prepayments.
(a)    Subject to the proviso contained in this subsection (a), promptly (and in any event, within three (3) Business Days ) after receipt by the Borrower or any Loan Party of Net Cash Proceeds of any Asset Sale or Recovery Event, the Borrower shall prepay the Obligations in accordance with Section 2.12(e) in an amount equal to such Net Cash Proceeds; provided that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds from the Asset Sales in the ordinary course of business, (ii) proceeds from other Asset Sales permitted under Section 7.6 (other than Sections 7.6(i) and (j)) and (iii) proceeds of any sale or disposition by the Borrower or any Loan Party of any of its assets, or proceeds from casualty insurance policies or eminent domain, condemnation or similar proceedings that in the case of this clause (iii) are reinvested in assets then used or usable in the business of the Borrower and the Loan Parties within one hundred eighty (180) days following receipt thereof or in which the Borrower or such Loan Party has entered into a commitment to reinvest such proceeds within two hundred seventy (270) days following receipt thereof and such proceeds are reinvested in assets or used or usable in the business of the Borrower and the Loan Parties within three hundred sixty (360) days following receipt thereof; provided, further, that if such 270‑day period or 360‑day period, as applicable, expires without the Borrower or such Loan Party reinvesting all or any portion of such proceeds, promptly (and in any event within three (3) Business Days) thereof, the Borrower or such Loan Party shall prepay the Obligations in an amount equal the amount not used or all such Net Cash Proceeds. Notwithstanding anything herein to the contrary, any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings that are required to be turned over to “Lessor” (as such term is defined in the Existing Master Lease) or otherwise applied pursuant to Article XI of the Existing Master Lease shall not be subject to this Section 2.12.
(b)    No later than the Business Day following the date of receipt by the Borrower or any Loan Party of Net Cash Proceeds of any issuance of Indebtedness (other than Indebtedness permitted under Section 7.1), the Borrower shall prepay the Obligations in accordance with Section 2.12(e) in an amount equal to such Net Cash Proceeds.
(c)    Within one hundred and twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ending June 30, 2018, the Borrower shall prepay the Obligations in an aggregate amount equal to (x) 50% of Consolidated Excess Cash Flow for such Fiscal Year if the Consolidated Leverage Ratio is greater than or equal to 2.50:1.0 as of the end of such Fiscal Year, (y) 25% of Consolidated Excess Cash Flow for such Fiscal Year if the Consolidated Leverage Ratio is less than 2.50:1.0 but greater than or equal to 1.50:1.0 as of the end of such Fiscal Year and (z) 0% of Consolidated Excess Cash Flow for such Fiscal Year if the Consolidated Leverage Ratio is less than 1.50:1.0 as of the end of such Fiscal Year, in each case minus the aggregate amount of any voluntary prepayments of the Term Loans during such Fiscal Year.
(d)    [Reserved].
(e)    Any prepayments made by the Borrower pursuant to Sections 2.12(a), (b) or (c) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective Pro Rata Shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective Pro Rata Shares of such interest and fees; fourth, on a pro rata basis to the principal balance of the Term Loan A and Delayed Draw Term Loan, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of such Term Loans, and applied, in the case of a prepayment under Section 2.12(a), first to the next four scheduled installments of principal (in forward order of maturity) and then pro rata to the remaining principal installments of the Term Loans, and in the case of Sections 2.12(b) and (c), pro rata to the principal installments of the Term Loans; fifth, to the principal balance of the Swing Line Loans, until the same shall have been paid in full, to the Swingline Lender, sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and seventh, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless a Default or an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.
(f)    If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving

Commitments, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
Section 2.13.    Interest on Loans.
(a)    The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.
(b)    The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
(c)    Notwithstanding clauses (a) and (b) above, if an Event of Default has occurred and is continuing, at the option of the Required Lenders, and after acceleration the Borrower shall pay interest (“Default Interest”) with respect to any past due amount of all Eurodollar Loans (consisting of principal and, after passage of the applicable cure period, interest) at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such past due principal (and interest, as applicable) of such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to any past due amount of all Base Rate Loans (consisting of principal and, after passage of the applicable cure period, interest) and all other past due amount of the Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.
(d)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.14.    Fees.
(a)    The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender (i) a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Margin with respect to Commitment Fees on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period and (ii) a commitment fee (the “Delayed Draw Term

Loan Commitment Fee”), which shall accrue at the Applicable Margin with respect to Delayed Draw Term Loan Commitment Fees on the daily amount of the unused Delayed Draw Term Loan Commitment of such Lender during the Delayed Draw Term Loan Availability Period. For purposes of computing the Commitment Fee with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.
(c)    The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a facing fee, which shall accrue at a rate equal to 0.25% on the average daily amount of the LC Exposure during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.
(d)    The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.
(e)    Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur after the Closing Date and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
(f)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees or Delayed Draw Term Loan Commitment Fees during such period pursuant to Section 2.14(b) or Letter of Credit Fees accruing during such period pursuant to Section 2.14(c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (b) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection (f).
Section 2.15.    Computation of Interest and Fees.
Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.16.    Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
(b)    the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.
Section 2.17.    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.18.    Increased Costs.
If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(b)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within ten (10) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(d)    If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy and liquidity) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.
(e)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.
(f)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise or such increased costs or reductions and the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to shall be extended to include the period of retroactive effect thereof).
Section 2.19.    Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within ten (10) days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.20.    Taxes.
(a)    For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA. For purposes of subsection (g) of this Section 2.20, the term “Lender” also includes any successor Administrative Agent.
(b)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes(including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority. A certificate as to the amount of such payment or liability and the calculation thereof delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
(f)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20(e), such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits”, “other income” or other applicable article of such tax treaty;
(2)    properly completed and duly executed originals of IRS Form W-8ECI,
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-2 or Exhibit 2.20-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in connection with such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Section 2.21.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure and Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by Law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement, third to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
Section 2.22.    Letters of Credit.
(a)    During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d) and 2.22(e), may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or any Subsidiary on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $5,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitments. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
(b)    To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
(c)    At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before 5:00 p.m. the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
(d)    The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 2:00 p.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.3 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
(e)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
(f)    To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(d).
(g)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence and during the continuation of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as Cash Collateral for the payment and performance of the obligations of the Borrower under this

Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence and continuance of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(h)    Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
(i)    The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)    any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)    the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or
(vi)    the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)    Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable Laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
Section 2.23.    Increase of Commitments; Additional Lenders.
(a)    So long as no Default or Event of Default has occurred and is continuing and the Borrower would be in pro forma compliance with the financial covenants set forth in Article VI after giving effect thereto, from time to time after the earlier of the Delayed Draw Term Loan Funding Date or the expiration date of the Delayed Draw Term Loan Availability Period, Borrower may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments or to establish one or more new additional term loans (each, an “Incremental Term Loan”) by an amount not to exceed $50,000,000 (the amount of any such increase or the principal amount of any such Incremental Term Loan, the “Additional Commitment Amount”) and in a minimum amount of at least $3,000,000 or a larger multiple of $1,000,000. With respect to any increase in the Aggregate Revolving Commitments or any Incremental Term Loans, each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Borrower and the Administrative Agent to increase its Revolving Commitment or provide Incremental Term Loans by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount. With respect to any Incremental Term Loan, (x) the final maturity date shall be no earlier than the latest Maturity Date for any then existing Term Loan, (y) the weighted average life to maturity of such Incremental Term Loan shall not be shorter than the weighted average life to maturity of any then existing Term Loan and (z) the Applicable Margin for the Incremental Term Loan shall not be more than 75 basis points (0.75%) more than the Applicable Margin with respect to any then existing Term Loan, unless the Applicable Margin for any then existing Term Loan is increased to the Applicable Margin for the Incremental Term Loan minus 75 basis points (0.75%). No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents or provide any Incremental Term Loan Commitment, and any decision by a Lender to increase its Revolving Commitment or provide any Incremental Term Loan Commitment shall be made in its sole discretion independently from any other Lender. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment or provide any Incremental Term Loan Commitment within fifteen (15) days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment or provide any Incremental Term Loan Commitment.
(b)    If any Lender shall not elect to increase its Revolving Commitment or to provide any Incremental Term Loan Commitment pursuant to subsection (a) of this Section 2.23, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and/or provide an Incremental Term Loan Commitment, as applicable, and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be reasonably acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Revolving Commitments and/or the principal amount of Incremental Term Loans of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments and/or the principal amount of Incremental Term Loans of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.
(c)    An increase in the aggregate amount of the Revolving Commitments or the establishment of any Incremental Term Loan pursuant to this Section 2.23 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by the Borrower, by each Additional Lender and by each other Lender providing an increased Revolving Commitment or Incremental Term Loan Commitment, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Revolving Commitments and/or Incremental Term Loan and such opinions of counsel for the Borrower with respect thereto as the Administrative Agent may reasonably request, it being understood that such supplement or joinder may provide for customary “certain funds provisions” as agreed to by the Borrower and the Lenders providing an Incremental Term Loan Commitment to the extent the proceeds of such Incremental Term Loan are being used to fund any Permitted Acquisition or permitted Investment.
(d)    Upon the acceptance of any such supplement or joinder by the Administrative Agent, the Commitments shall automatically be increased by the amount of the Commitments added through such supplement or joinder and Schedule I shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments.

(e)    Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.23 that is not pro rata among all Lenders, (x) within five (5) Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments.
Section 2.24.    Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.25.    Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, (c) any Lender notifies the Borrower and Administrative Agent that it is unable to fund Eurodollar Loans pursuant to Sections 2.16 or 2.17, (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.2(b) but requires unanimous consent of all the Lenders or all the Lenders directly affected thereby (as applicable) or (e) if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable Law and (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 2.25 shall nevertheless be effective without the execution by such Non-Consenting Lender of an

Assignment and Acceptance. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.26.    Reallocation and Cash Collateralization of Defaulting Lender Commitment.
(a)    If a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:
(i)    the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Revolving Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and
(ii)    to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) for any reason the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (A) Cash Collateralize the obligations of the Defaulting Lender to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender, (B) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.
(b)    If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1.    Conditions To Effectiveness. This Agreement and the obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall be effective upon satisfaction or waiver of the following conditions precedent in each case in form and substance reasonably satisfactory to the Administrative Agent and each Lender:
(a)    Loan Documents. Receipt by the Administrative Agent of a counterpart of this Agreement and the other Loan Documents signed by or on behalf of each party hereto or thereto or written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.
(b)    Organizational Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:
(i)    a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of such Loan Party’s Organizational Documents and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and
(ii)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and California and Tennessee.
(c)    Opinions of Counsel. Favorable written opinions of counsel to the Loan Parties addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Officer’s Closing Certificate. A certificate, dated the Closing Date and signed by a Responsible Officer (the “Closing Certificate”) certifying on behalf of the Loan Parties that (i) after giving effect to the funding of the Term Loan A on the Closing Date (x) the conditions specified in Sections 3.3(a), (b) and (c) are satisfied as of the Closing Date and (y) the Consolidated Leverage Ratio does not exceed 2.30 to 1.00 and (ii) the conditions specified in Sections 3.1(f) and (n) have been satisfied.
(e)    Sources and Uses. A duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof.
(f)    Required Consents and Approvals. The Loan Parties shall have received all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any applicable Law, the Organizational Documents of any Loan Party or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect in all material respects and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Loan Documents or any other transaction being financed with the proceeds thereof shall be ongoing.
(g)    Solvency. A certificate, dated the Closing Date and signed by the chief financial officer or treasurer of each Loan Party, confirming on behalf of the Loan Parties that each Loan Party is Solvent before and after giving effect to the funding of the Term Loan A and any Revolving Loans on the Closing Date and the consummation of the other transactions contemplated herein.
(h)    Insurance. Certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, naming the Administrative Agent as loss payee on all casualty and property insurance policies of the Borrower and the Loan Parties.
(i)    Collateral Access Agreements. Subject to Section 5.14(b), to the extent not previously received, receipt by the Administrative Agent of Collateral Access Agreements with respect to (i) the Master Lease Agreement and (ii) the lease agreement for that certain property located at 155 Natalie Boulevard, Loudon, Tennessee, 37774; provided that, it is understood and agreed that if such Collateral Access Agreements are not delivered on the Closing Date, the Borrower shall have ninety (90) days after the Closing Date to deliver such agreements.
(j)    Personal Property Collateral.
(i)    Searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party and each other jurisdiction where each Loan Party owns real property;
(ii)    Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(iii)    To the extent not previously delivered, all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to any pledge agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person);
(iv)    Searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices; and
(v)    Duly executed notices of grant of security interest in the form required by any security agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings).
(k)    Patriot Act; Anti-Money Laundering Laws. Provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(l)    Financial Statements. The Administrative Agent shall have received (i) the Audited Financial Statements, (ii) the Interim Financial Statements, (iii) the audited consolidated balance sheet of PubCo and its Subsidiaries for the Fiscal Years ended June 30, 2015 and June 30, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the PubCo and its Subsidiaries for such Fiscal Year, including the notes thereto, (iv) internally prepared financial statements for the Fiscal Years ending June 30, 2016, June 30, 2015 and June 30, 2014 for the Parent and its Subsidiaries, containing a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows and (v) the consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ending March 31, 2017.
(m)    Material Indebtedness. To the extent not previously delivered, copies of all agreements, indentures or notes governing the terms of any Material Indebtedness.
(n)    Project Sapphire Acquisition. The Administrative Agent shall have received copies of the Project Sapphire Purchase Agreement and each other Project Sapphire Acquisition Document, together with all exhibits and schedules thereto, and such agreements shall be in form and substance satisfactory to the Administrative Agent in all respects.
(o)    Fees and Expenses. The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including without limitation reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arrangers (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger.
Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
Section 3.2.    Borrowing of Delayed Draw Term Loan. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the obligation of each Lender to make the Delayed Draw Term Loan on the Delayed Draw Term Loan Funding Date is subject to the satisfaction of the following conditions and no other conditions:
(a)    Joinder Agreement and other items with respect to the Target. Delivery of a reasonably satisfactory Joinder Agreement for the Target, together with copies of the items referenced in Sections 3.1(b),(c), (h), (i) and (j) with respect to the Target, subject, in each case, to the Certain Funds Provision; provided that, in the case of Section 3.1(i), it is understood and agreed that if such Collateral Access Agreements are not delivered on the Delayed Draw Term Loan Funding Date, the Borrower shall have ninety (90) days after the Delayed Draw Term Loan Funding Date to deliver such agreements.
(b)    Delayed Draw Term Loan Funding Date Certificate. A certificate, dated the Delayed Draw Term Loan Funding Date and signed by a Responsible Officer certifying on behalf of the Loan Parties that (i) after giving effect to the funding of the Delayed Draw Term Loan on the Delayed Draw Term Loan Funding Date (w) no Event of Default shall have occurred and be continuing under Section 9.01(a), 9.01(b), 9.01(h) or 9.01(i), (x) the conditions specified in Sections 3.2(h) and (i) are satisfied as of the Delayed Draw Term Loan Funding Date, (y) the Consolidated Leverage Ratio does not exceed 2.40 to 1.00 (calculated on a Pro Forma Basis after giving effect to the Project Sapphire

Acquisition based on the financial statements of the Parent and its Subsidiaries and Target for the most recently completed four fiscal quarter period ended at least 45 days prior to the Delayed Draw Term Loan Funding Date (or 120 days if such four fiscal quarter period is the end of the Parent’s fiscal year)) and (z) there has been no event or circumstance since June 28, 2017 which has or could be reasonably expected to have a Material Adverse Effect (as defined in the Project Sapphire Purchase Agreement) that results in a failure of a condition precedent to the Borrower’s obligation to consummate the Project Sapphire Acquisition or that gives the Borrower the right (taking into account any applicable cure provisions) to terminate its obligations under the Project Sapphire Purchase Agreement (ii) the conditions specified in Sections 3.2(c) and (g) have been satisfied and (iii) confirming on behalf of the Loan Parties that each Loan Party is Solvent before and after giving effect to the funding of the Delayed Draw Term Loan and any Revolving Loans on the Delayed Draw Term Loan Funding Date and the consummation of the other transactions contemplated in connection with the Project Sapphire Acquisition.
(c)    Required Consents and Approvals. The Loan Parties (including, for the avoidance of doubt, the Target) shall have received all governmental consents (including Hart-Scott-Rodino clearance and other necessary governmental consents, if applicable), approvals, authorizations, registrations and filings and orders required to be made or obtained under the Project Sapphire Purchase Agreement for the closing of the Project Sapphire Acquisition, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect in all material respects and all applicable waiting periods shall have expired.
(d)    Refinancing of Existing Indebtedness. Receipt by the Administrative Agent of copies of duly executed payoff letters in form and substance reasonably satisfactory to Administrative Agent, executed by each of the Target’s existing lenders or the agent thereof (other than the Indebtedness permitted under Section 7.1), which payoff letters shall provide for the payment in full of such existing Indebtedness and the release of all liens (other than the Permitted Liens) thereunder concurrently with the funding of the Delayed Draw Term Loan and the filing of UCC‑3 or other appropriate termination statements, in form and substance reasonably satisfactory to Administrative Agent, and other cancellations and releases to evidence the release of such liens, in form and substance reasonably satisfactory to the Administrative Agent, promptly thereafter; in addition, subject to the Certain Funds Provisions, any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of existing Indebtedness of the Target required to be paid pursuant to the Project Sapphire Purchase Agreement (other than Indebtedness permitted under Section 7.1).
(e)    Sources and Uses. A duly executed (i) Notice of Delayed Draw Term Loan Borrowing and (ii) funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of the Delayed Draw Term Loan.
(f)    Financial Statements. The Administrative Agent shall have received (i) the audited consolidated balance sheet of the Target and its Subsidiaries for the fiscal years ended September 30, 2016, September 30, 2015 and September 30, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Target and its Subsidiaries for such fiscal year, including the notes thereto and (ii) the consolidated financial statements of the Target and its Subsidiaries for the fiscal quarter ending March 31, 2017. The Administrative Agent acknowledges receipt of the financial statements described in the foregoing clause (i).
(g)    Project Sapphire Acquisition. The Administrative Agent shall have received evidence that the Project Sapphire Acquisition shall have been or shall concurrently be consummated in accordance with applicable law and substantially in accordance with the Project Sapphire Purchase

Agreement submitted to the Administrative Agent on the Closing Date, and no provision of the Project Sapphire Purchase Agreement or the other Project Sapphire Acquisition Documents shall have been waived, amended, supplemented or otherwise modified in any manner materially adverse to the interests of the Lenders without the approval of the Administrative Agent.
(h)    Specified Representations. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the Specified Representations are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, on and as of the Delayed Draw Funding Date, in each case before and after giving effect the funding of the Delayed Draw Term Loan).
(i)    Purchase Agreement Representations. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the Purchase Agreement Representations are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, on and as of the Delayed Draw Funding Date, in each case before and after giving effect the funding of the Delayed Draw Term Loan) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date).
The Notice of Delayed Draw Term Loan Borrowing shall be deemed to be a representation and warranty that the representations and warranties of the Borrower contained in Article IV are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Delayed Draw Funding Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date); provided, however, notwithstanding anything in this Agreement, any other Loan Document, any Project Sapphire Acquisition Document or any other letter agreement or other undertaking concerning the transactions contemplated hereby to the contrary, the only representations and warranties related to the Target in the Loan Documents the accuracy of which shall be a condition to the availability of the Delayed Draw Term Loan on the Delayed Draw Term Loan Funding Date shall be (a) such of the representations made by or on behalf of Target and its subsidiaries or their respective businesses in the Project Sapphire Purchase Agreement a breach of which would be materially adverse to the interests of the Lenders, but only to the extent that (x) such failure or breach results in a failure of a condition precedent to the Borrower’s (in its capacity as “Buyer” under the Project Sapphire Purchase Agreement) (or its affiliates) obligations to effect the Project Sapphire Acquisition under the Project Sapphire Purchase Agreement or (y) Borrower (in its capacity as “Buyer” under the Project Sapphire Purchase Agreement) or its applicable affiliate have the right (after giving effect to any notice and cure provisions) to terminate its obligations under the Project Sapphire Purchase Agreement, or otherwise have the right to decline to consummate the Project Sapphire Acquisition, as a result of a breach of such representations in the Project Sapphire Purchase Agreement (the “Purchase Agreement Representations”), and (b) the Specified Representations. In addition, the terms of the Loan Documents shall not impair the availability of the Delayed Draw Term Loan on the Delayed Draw Term Loan Funding Date if the conditions expressly set forth in this

Section 3.2 are satisfied (or waived by the Lenders), it being understood that, with respect to the grant and perfection of a security interest in any Collateral to secure the Obligations, to the extent a security interest in such Collateral (the security interest in respect of which cannot be perfected by means of (1) the filing of a UCC financing statement (with respect to which the Borrower’s sole obligation shall be to deliver, or cause to be delivered, to the Administrative Agent such information as is necessary to complete such UCC financing statements and to authorize the Administrative Agent to file such UCC financing statements upon the initial funding of the Delayed Draw Term Loan) or (2) the delivery or possession of capital stock or other certificated securities (to the extent that such capital stock or other securities are certificated on or prior to the Delayed Draw Term Loan Funding Date and in, or required pursuant to the Project Sapphire Purchase Agreement to be in, the Borrower’s actual possession on the Delayed Draw Term Loan Funding Date (in which case, the Borrower’s sole obligation shall be to deliver, or cause to be delivered, to the Administrative Agent such certificates, together with undated powers thereto executed in blank))) is not able to be perfected on the Delayed Draw Term Loan Funding Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral shall not constitute a condition precedent to the availability of the Delayed Draw Term Loan on the Delayed Draw Term Loan Funding Date, but a security interest in such Collateral will be required to be perfected within ninety (90) days after the Delayed Draw Term Loan Funding Date (or such longer time as may be agreed by the Administrative Agent in its reasonable discretion) pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.
Section 3.3.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
(a)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing;
(b)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;
(c)    since June 30, 2016, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(d)    the Borrower shall have delivered the required Notice of Borrowing;
(e)    if a request is made by the Borrower for the issuance of a Letter of Credit, the Administrative Agent shall have received such other documents, certificates or information as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or Required Lenders; provided that any such additional documents, certificates or information may be required only if the circumstances reasonably support such request by the Administrative Agent or Required Lenders, as applicable; and

(f)    if any Revolving Lender is a Defaulting Lender at the time of any request by the Borrower of a Borrowing of a Swingline Loan or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, set forth in this Section 3.3, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related LC Exposure and Swingline Exposure is fully covered or eliminated pursuant to Section 2.26.
Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.3.
Section 3.4.    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.
Section 3.5.    Termination of Existing Credit Facility. Upon this Agreement becoming effective, the Existing Credit Agreement shall automatically terminate (other than those provisions that by their terms survive termination of the Existing Credit Agreement), all commitments of the lenders thereunder to fund additional advances shall terminate automatically, and all amounts outstanding thereunder, together with all accrued and unpaid interest, fees and other amounts shall be automatically paid in full by the initial Borrowing hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1.    Existence; Power. The Borrower and each of the Loan Parties (i) are duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) have all requisite corporate, partnership or limited liability company power and authority to carry on their respective business as now conducted, and (iii) are duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms.
Section 4.3.    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any of the Loan Parties or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any of the Loan Parties or any of their respective assets, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Loan Parties, except Liens (if any) created under the Loan Documents.
Section 4.4.    Financial Statements. The Borrower has furnished to the Administrative Agent and each Lender (a) the Audited Financial Statements and (b) the Interim Financial Statements. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and the Loan Parties as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since June 30, 2016, there have been no changes with respect to the Borrower and the Loan Parties which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.5.    Litigation and Environmental Matters.
(a)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Loan Parties (i) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
(b)    Except for the matters set forth on Schedule 4.5, neither the Borrower nor any of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability, except, in the case of clauses (i) through (iv) that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.6.    Compliance with Laws and Agreements. The Borrower and each of the Loan Parties is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non‑compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7.    Investment Company Act, Etc. Neither the Borrower nor any of the Loan Parties is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section 4.8.    Taxes. The Borrower and the Loan Parties and each other Affiliate for whose taxes the Borrower or any of the Loan Parties could reasonably become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all federal and other material taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Loan Party, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and the Loan Parties in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.9.    Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing‑ or “carrying” any ‑margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.10.    ERISA. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code either has a remaining period of time to apply for or has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification), (iii) no ERISA Event has occurred or is reasonably expected to occur, (iv) there exists no Unfunded Pension Liability with respect to any Plan, (v) as of the date hereof, none of the Borrower, any of the Loan Parties or any ERISA Affiliate is making or accruing an obligation to make contributions to any Multiemployer Plan, (vi) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any of the Loan Parties, threatened, which would reasonably be expected to be asserted successfully against any Plan, (vii) the Borrower, each of the Loan Parties and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan, (viii) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 of ERISA, (ix) none of the Borrower, any of the Loan Parties or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions, (x) each Non‑U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (xi) all contributions required to be made with respect to a Non‑U.S. Plan have been timely made and (xii) the present value of the accrued benefit liabilities (whether or not vested) under each Non‑U.S. Plan that is required to be funded, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non‑U.S. Plan allocable to such benefit liabilities.
Section 4.11.    Ownership of Property; Insurance.
(a)    Each of the Borrower and the Loan Parties has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any of the Loan Parties after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and the Loan Parties are valid and subsisting and are in full force.
(b)    Each of the Borrower and the Loan Parties owns, or is licensed or otherwise has the right to use, all of its or such Loan Parties patents, trademarks, service marks, trade names, copyrights and other intellectual property, and the use thereof by the Borrower and the Loan Parties does not infringe on the rights of any other Person, except to the extent that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(c)    The properties of the Borrower and the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Loan Party operates.
(d)    As of the Closing Date, (i) all Real Estate owned in fee by the Borrower and the Loan Parties and (ii) Real Estate leased by the Borrower and the Loan Parties, in each case, is depicted on Schedule 4.11(d).
Section 4.12.    Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders as of the Closing Date all agreements, instruments, and corporate or other restrictions to which the Borrower or any of the Loan Parties is subject, and all other matters known to any of them, that, in any such case, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including, without limitation, all reports that the

Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished), taken as a whole, as of the Closing Date contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 4.13.    Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of the Loan Parties, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of the Loan Parties, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of the Loan Parties, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority, except in any such case, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of the Loan Parties pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any of the Loan Parties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.14.    Subsidiaries. The Closing Certificate sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
Section 4.15.    Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, each Loan Party is Solvent.
Section 4.16.    Deposit and Disbursement Accounts. The Closing Certificate lists, as of the Closing Date, all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts, and correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.
Section 4.17.    Collateral Documents. The Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements are filed in the appropriate offices, such shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2. When the certificates evidencing all Capital Stock pledged pursuant to the applicable Collateral Documents are delivered to the Administrative Agent, for the benefit of the Lenders, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
Section 4.18.    Material Agreements. As of the Closing Date, all Material Agreements of the Borrower and the Loan Parties are described on Schedule 4.18, and each such Material Agreement is in full force and effect in all material respects. As of the Closing Date, the Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Borrower has delivered to Administrative Agent a true, complete and correct copy of each Material

Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
Section 4.19.    Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Parent, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower, their Subsidiaries and their respective directors, officers and employees and to the knowledge of the Borrower its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Parent, the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions will violate Anti-Corruption Laws or applicable Sanctions.
Section 4.20.    Patriot Act. Each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 4.21.    Fiscal Year. The Loan Parties have the same Fiscal Year.
Section 4.22.    No EEA Financial Institutions No Loan Party is an EEA Financial Institution.

ARTICLE V
AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding (other than contingent indemnification obligations or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted), or any Letter of Credit shall remain outstanding:
Section 5.1.    Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent (and the Administrative Agent will deliver to each Lender:
(a)    within one hundred twenty (120) days after the end of each Fiscal Year of the Loan Parties, (i) internally prepared financial statements for such Fiscal Year for the Parent and its Subsidiaries, containing a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, (ii) a copy of the annual audited report for such Fiscal Year for PubCo and its Subsidiaries, containing a consolidated balance sheet of PubCo and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of PubCo and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by KPMG LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of PubCo and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (iii) a reconciliation of the financial statements referred to in clause (i) above to the financial statements referred to in clause (ii) above;
(b)    within forty‑five (45) days after the end of each Fiscal Quarter of the Loan Parties, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth, in each case, in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year;
(c)    concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, (other than the financial statements for the fourth Fiscal Quarter of each Fiscal Year delivered pursuant to subsection (b) of this Section), a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, and (iii) specifying any change in the identity of the Loan Parties as of the end of such Fiscal Year or Fiscal Quarter from the Loan Parties identified to the Administrative Agent and the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited consolidated financial statements of the Borrower and the Loan Parties to the extent that such change has an effect on the financial statements accompanying such Compliance Certificate;
(d)    concurrently with the delivery of the financial statements referred to in subsection (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default under Article VI hereof (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)    within thirty (30) days after the end of each Fiscal Year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;
(f)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of the Loan Parties as the Administrative Agent and the Lenders, through the Administrative Agent, may reasonably request.
Documents required to be delivered pursuant to Section 5.1(a)(ii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on a publicly available website maintained by or on behalf of the SEC for access to documents filed in the EDGAR database (the “EDGAR Website”).
Section 5.2.    Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will furnish to each Lender) prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of the Loan Parties which could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any event or any other development by which the Borrower or any of the Loan Parties (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)    promptly and in any event within fifteen (15) days after the Borrower or any of the Loan Parties knows or has reason to know that any ERISA Event has occurred that could result in liability to the Borrower or any of the Loan Parties, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to any ERISA Event and any notices received by the Borrower, such Loan Party or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto;
(e)    the occurrence of any event of default, or the receipt by the Borrower or any of the Loan Parties of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of the Loan Parties;

(f)    any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, in each case, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue or Consolidated EBITDA of ten percent (10%) or more on a consolidated basis from the prior Fiscal Year; and
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Section 5.3.    Additional Deliverables. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will furnish to each Lender) the following:
(a)    promptly and in any event at least twenty (20) days prior thereto (or such shorter period of time acceptable to the Administrative Agent), notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral with a value in excess of $1,000,000 owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number, or (v) in any Loan Party’s jurisdiction of organization; and
(b)    as soon as available and in any event within thirty (30) days after receipt thereof, a copy of any environmental report or site assessment obtained by or for the Borrower or any of the Loan Parties after the Closing Date on any Real Estate subsequently owned by the Loan Parties.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
Section 5.4.    Existence; Conduct of Business. The Borrower will, and will cause each of the Loan Parties to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or the sale or other disposition of assets permitted under Section 7.6.
Section 5.5.    Compliance with Laws, Etc. The Borrower will, and will cause each of the Loan Parties to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6.    Payment of Obligations. The Borrower will, and will cause each of the Loan Parties to, pay and discharge at or before maturity all of its material obligations and liabilities (including, without limitation, all federal and other material taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.7.    Books and Records. The Borrower will, and will cause each of the Loan Parties to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP in all material respects.
Section 5.8.    Visitation, Inspection, Etc. The Borrower will, and will cause each of the Loan Parties to, permit any representative of the Administrative Agent or any Lender, upon reasonable request, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, during normal business hours and as often as Administrative Agent or such Lender may reasonably request after reasonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, further, if no Event of Default has occurred and is continuing, the Borrower shall only be responsible for reimbursing costs and expenses incurred pursuant to this Section 5.8 no more than (1) time per Fiscal Year.
Section 5.9.    Maintenance of Properties; Insurance. The Borrower will, and will cause each the Loan Parties to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of the Loan Parties, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent at reasonable intervals provide a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and the Loan Parties in accordance with this Section, (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and the Loan Parties and as loss payee (pursuant to a loss payee endorsement reasonably approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and the Loan Parties and (d) cause all Mortgaged Property that constitutes Flood Hazard Property to be covered by flood insurance provided under the National Flood Insurance Program (or with private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with commercially reputable insurance companies not Affiliates of the Borrower and reasonably acceptable to the Administrative Agent), in such amounts and with such deductibles as the Administrative Agent may reasonably request (and without limiting the foregoing, in compliance with applicable Flood Insurance Laws).
Section 5.10.    Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Term Loan A to cause all indebtedness owed under the Existing Credit Agreement to be repaid in full and to cause all existing Liens (other than Permitted Liens) to be released. The Borrower will use the proceeds of the Delayed Draw Term Loan to finance the Project Sapphire Acquisition and to pay fees and expenses in connection therewith. The Borrower will use the proceeds of the Revolving Loans to finance Capital Expenditures, Permitted Acquisitions, working capital needs, and for other general corporate purposes of the Borrower and the Loan Parties. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.
No portion of the proceeds of any Borrowing or Letter of Credit will be used, directly or, to the knowledge of a Responsible Officer of the Borrower, indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity in violation of Anti-Corruption Laws in any material respect, or (ii)(A)

for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (B) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.11.    Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
Section 5.12.    Cash Management. The Borrower shall, and shall cause the Loan Parties to:
(a)    except for Excluded Accounts, maintain all cash management and treasury business with the Administrative Agent, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (each such deposit account, disbursement account, investment account and lockbox account, a “Depository Account”); each Depository Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and, except for the Excluded Accounts, in which the Borrower and any Loan Party shall have granted a first priority Lien to the Administrative Agent, for the benefit of the holders of the Obligations, subject to Liens permitted under Section 7.2 hereof, perfected either automatically or under the UCC;
(b)    deposit promptly, and in any event no later than ten (10) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into a Depository Account; and
(c)    at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Administrative Agent.
Section 5.13.    Additional Subsidiaries and Collateral.
(a)    In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise, (i) the Borrower shall promptly notify the Administrative Agent thereof and (ii) within thirty (30) days after such Person becomes a Domestic Subsidiary, the Borrower shall cause such Domestic Subsidiary to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property by executing and delivering to the Administrative Agent a Joinder Agreement substantially in the form of Exhibit 5.13 or otherwise in form and substance reasonably satisfactory to the Administrative Agent, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, and granted under any of the Loan Documents, provided that no Domestic Subsidiary that is a CFC Holdco shall be required to become a Guarantor hereunder or grant Liens or otherwise pledge any of its assets as Collateral hereunder or under any other Loan Document.
(b)    to grant Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, in all fee ownership interests in Real Estate with a value in excess of $7,500,000 per individual property by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall reasonably require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate with a value in excess of $7,500,000 per individual property. In addition, within thirty (30) days after the date any Person becomes a Domestic Subsidiary, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Domestic Subsidiary to the Administrative Agent, for the benefit of the holders of the Obligations, as security for the Obligations by executing and delivering such documentation as reasonably required by Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, provided that the pledge of the Capital Stock of a Domestic Subsidiary that is a CFC Holdco shall be limited to 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of such Domestic Subsidiary, and (ii) to the extent certificated, deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, for the benefit of the holders of the Obligations, together with appropriate powers executed in blank.
(c)    In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent thereof, and (y) to the extent such Foreign Subsidiary is owned directly by any Loan Party, within sixty (60) days after such Person becomes a Foreign Subsidiary or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Foreign Subsidiary (provided that, the pledge of the voting Capital Stock of any such Foreign Subsidiary that is a CFC shall be limited to 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary) to the Administrative Agent, for the benefit of the holders of the Obligations, as security for the Obligations pursuant to a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) to the extent certificated, deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank and (iii) deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request.
(d)    No Foreign Subsidiary shall be required to become a Guarantor or grant any Lien or otherwise pledge any of its assets as Collateral pursuant to Section 5.13(a) or under any other Loan Document.
(e)    The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsections (a) and (b) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.
Section 5.14.    Additional Real Estate; Leased Locations.

(a)    To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Real Estate after the Closing with a value in excess of $7,500,000 per individual property, it shall at the time of such acquisition provide to the Administrative Agent all Real Estate Documents reasonably requested by the Administrative Agent granting the Administrative Agent, for the benefit of the holders of the Obligations, a first priority Lien on such Real Estate (subject to Permitted Encumbrances), together with all Real Estate Documents and other documents, instruments and agreements reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(b)    To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate and maintain Collateral thereon in excess of $5,000,000 per individual property, it shall provide to the Administrative Agent a copy of such lease and a Collateral Access Agreement from the landlord of such leased property or the bailee with respect to any warehouse or other location where such books, records or Collateral will be stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement in its reasonable discretion.
Section 5.15.    Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
Section 5.16.    [Reserved].
Section 5.17.    Post-Closing Obligations. Within 45 days of the Closing Date, or such later date as agreed by the Administrative Agent in its reasonable discretion, the Administrative Agent shall have received an endorsement naming the Administrative Agent as loss payee on all casualty and property insurance policies of the Borrower and the Loan Parties.

ARTICLE VI
FINANCIAL COVENANTS
Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding (other than contingent indemnification obligations or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted), or any Letter of Credit shall remain outstanding:
Section 6.1.    Consolidated Fixed Charge Coverage Ratio. The Parent and its Subsidiaries on a consolidated basis will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on September 30, 2017, a Consolidated Fixed Charge Coverage Ratio of not less than 1.25:1.00.
Section 6.2.    Consolidated Leverage Ratio. The Parent and its Subsidiaries on a consolidated basis will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on September 30, 2017, a Consolidated Leverage Ratio of not greater than:

Fiscal Quarter	Consolidated Leverage Ratio
Each Fiscal Quarter ending prior to September 30, 2018	3.25:1.0
Fiscal Quarter ending September 30, 2018 and each Fiscal Quarter ending prior to September 30, 2019	3.00:1.0
Fiscal Quarter ending September 30, 2019 and each Fiscal Quarter ending prior to September 30, 2020	2.75:1.00
Fiscal Quarter ending September 30, 2020 and each Fiscal Quarter ending thereafter	2.50:1.00
; provided that, the maximum Consolidated Leverage Ratio permitted to be maintained pursuant to this Section 6.2 shall increase by 0.25 for the Fiscal Quarter in which a Qualified Acquisition has occurred, and for the three subsequent Fiscal Quarters; provided further, that, in no event shall the maximum Consolidated Leverage Ratio permitted under this Section 6.2 exceed 3.25:1.00 as the result of any such “step-up” provided for herein.

ARTICLE VII
NEGATIVE COVENANTS
Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding (other than contingent indemnification obligations or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted), or any Letter of Credit shall remain outstanding:
Section 7.1.    Indebtedness. The Borrower will not, and will not permit any of the Loan Parties to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness created pursuant to the Loan Documents;
(b)    Indebtedness of the Borrower and the Loan Parties existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
(c)    Indebtedness of the Borrower owing to any Loan Party and of any Loan Party owing to the Borrower or any other Loan Party;
(d)    Guarantees by the Borrower of Indebtedness of any Loan Party and by any Loan Party of Indebtedness of the Borrower or any other Loan Party;
(e)    Permitted Subordinated Debt;
(f)    Hedging Obligations permitted by Section 7.10;
(g)    Purchase money indebtedness or Capital Lease Obligations of the Borrower and the Loan Parties (including any Person that becomes a Loan Party after the date of this Agreement) in an aggregate principal amount not to exceed $4,000,000 of new Indebtedness in any one Fiscal Year, and not to exceed $12,500,000 in an aggregate principal amount at any time outstanding;
(h)    Earn‑outs, indemnification obligations, purchase price adjustments, non‑compete obligations and similar adjustments in respect of Permitted Acquisitions or other asset sales permitted hereunder;
(i)    Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business (including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 8.1 (1));
(j)    Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(k)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;
(l)    Indebtedness arising in connection with endorsement of instruments or other payment items for deposit in the ordinary course of business;

(m)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business; provided that such Indebtedness does not remain outstanding for more than five (5) consecutive Business Days;
(n)    Indebtedness owed to any Person providing property, casualty, liability or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during the period covered by the insurance (not to exceed one year of premiums for any single insurance policy);
(o)    Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated or amalgamated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement; provided the aggregate principal amount of Indebtedness incurred pursuant to this clause (o) does not exceed $5,000,000 at any time outstanding;
(p)    Indebtedness permitted under Section 7.4;
(q)    Indebtedness incurred by the Parent or any of its Subsidiaries in respect of bank guarantees, warehouse receipts, letters of credit, or similar instruments issued or created in the ordinary course of business;
(r)    Indebtedness of the Borrower and the Loan Parties owed to General Motors LLC or one or more of its Affiliates pursuant to the transactions contemplated by that certain Supply Agreement, dated as of November 14, 2016 between Malibu Boats, LLC and General Motors LLC, as amended, restated, supplemented or otherwise modified from time to time, not to exceed $3,000,000 in an aggregate principal amount at any time outstanding;
(s)    Bank Product Obligations; and
(t)    other Indebtedness in an aggregate principal amount not to exceed $7,500,000 at any time outstanding.
Section 7.2.    Liens. The Borrower will not, and will not permit any of the Loan Parties to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except any of the foregoing (each a “Permitted Encumbrance”):
(a)    Liens securing the Obligations;
(b)    Liens listed in Schedule 7.2 and existing on the date of this Agreement and any replacement Liens (covering the same or a lesser scope of Collateral) in respect of replacement Indebtedness permitted under Section 7.1;
(c)    purchase money Liens and Liens in respect of Capital Lease Obligations or on acquired Indebtedness permitted by Section 7.1(g);
(d)    Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(e)    statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and provided that, if delinquent for more than sixty (60) days, adequate reserves have been set aside with respect thereto in accordance with GAAP;
(f)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guaranties issued in respect thereof;
(g)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums;
(h)    deposits or pledges to secure the performance of bids, tenders, trade contracts, governmental contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(i)    judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(j)    customary rights of set‑off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of the Loan Parties maintains deposits in the ordinary course of business and Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection (or comparable foreign liens);;
(k)    leases, subleases or licenses granted to others or to the Borrower or any other Loan Party (in the ordinary course of business consistent with past practices) and associated negative pledges not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;
(l)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;
(m)    easements, zoning restrictions, rights‑of‑way, restrictions and similar encumbrances imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and the Loan Parties taken as a whole; and
(n)    Liens on the Real Estate subject to any of the Real Estate Documents identified in any applicable ALTA title policy received by the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent) relating to such Real Estate;
(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Loan Party in the ordinary course of business, including Liens arising out of a Foreign Customer Finance Program Transaction on the receivables, inventory and other assets or interests subject thereby;
(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q)    Liens that are contractual rights of set‑off relating to purchase orders and other agreements entered into with customers of the Borrower and its Subsidiaries in the ordinary course of business;
(r)    Liens arising from precautionary Uniform Commercial Code financing statements;
(s)    Liens on any property or asset of the Borrower or any Subsidiary securing Indebtedness permitted by Section 7.1(o);
(t)    Liens securing the Indebtedness permitted by Section 7.1(r);
(u)    other Liens not specifically listed above in a principal amount not to exceed $5,000,000 in the aggregate at any time outstanding; and
(v)    extensions, renewals, or replacements of any Lien referred to in subsections (a) through (s) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased (other than by any amount of any outstanding or capitalized interest and reasonable fees and expenses incurred in connection therewith) and that any such extension, renewal or replacement is limited to the assets permitted to be encumbered thereby.
Section 7.3.    Fundamental Changes.
(a)    Excluding Permitted Acquisitions, the Borrower will not, and will not permit any of the Loan Parties to, make any Acquisitions, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of the Loan Parties (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Loan Party may merge with a Person if the Borrower (or such Loan Party if the Borrower is not a party to such merger) is the surviving Person, (ii) any Loan Party may merge into another Loan Party, so long as the Borrower and Parent are at all times surviving entities, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to the Parent or any other Loan Party, (iv) any Loan Party (other than the Borrower or the Parent) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) any Excluded Subsidiary may liquidate or dissolve or be merged into a Loan Party or another Excluded Subsidiary; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary of Borrower or Parent immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
(b)    The Borrower will not, and will not permit any of the Loan Parties to, engage in any business other than businesses of the type conducted by the Borrower and the Loan Parties on the date hereof and businesses or lines of business incidental or reasonably related thereto.
Section 7.4.    Investments, Loans, Etc. The Borrower will not, and will not permit any of the Loan Parties to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of Borrower or Parent prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:
(a)    Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in the Loan Parties);
(b)    Permitted Investments;
(c)    Guarantees by the Borrower and the Loan Parties constituting Indebtedness permitted by Section 7.1 and Liens permitted by Section 7.2 or other Guarantees by the Borrower and the Loan Parties of other obligations not constituting Indebtedness incurred in the ordinary course of business;
(d)    Investments made by the Borrower in or to the Loan Parties and by any Loan Party to the Borrower or in or to another Loan Party;
(e)    Investments made by the Borrower or any Loan Party in Foreign Subsidiaries in an aggregate amount invested from the date hereof not to exceed $3,500,000;
(f)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Loan Parties for accounting purposes and that are made in the ordinary course of business;
(g)    loans or advances to employees, officers or directors of the Borrower or any of the Loan Parties in the ordinary course of business; provided that the aggregate amount of all such loans and advances does not exceed $400,000 at any time outstanding;
(h)    Investments received in connection with the disposition of any asset permitted under Section 7.6;
(i)    Hedging Transactions permitted by Section 7.10;
(j)    Investments permitted under Section 7.3, including Permitted Acquisitions and Investments of any Person existing at the time such Person becomes a Loan Party or consolidates or merges with a Loan Party (including in connection with a Permitted Acquisition) in connection with a transaction permitted hereby so long as such Investments were not made in contemplation of such Person becoming a Loan Party or of such consolidation of merger;
(k)    extensions of trade credit in the ordinary course of business to customers of the Loan Parties and advances made in connection with the purchase of goods or services in the ordinary course of business;
(l)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(m)    Receivables, security deposits or other trade payables owing to any Loan Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(n)    deposit accounts;
(o)    Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(p)    Investments received as consideration in connection with dispositions permitted under Section 7.6;
(q)    Investments acquired as a result of a Foreign Customer Finance Program Transaction and other Investments arising in connection with the compromise, settlement or collection of such Investments in the ordinary course of business;
(r)    the Project Sapphire Acquisition; and
(s)    other Investments which in the aggregate do not exceed $8,000,000.
Section 7.5.    Restricted Payments. The Borrower will not, and will not permit any of the Loan Parties to, declare or make, directly or indirectly, any Restricted Payment, except:
(a)    [reserved];
(b)    dividends payable by the Borrower or Parent or another Loan Party solely in interests of any class of its Capital Stock (other than Capital Stock constituting Indebtedness);
(c)    the Parent may purchase fractional shares of its capital stock arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions and pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for capital stock of Parent;
(d)    the Parent may (x) purchase stock or stock options of the Parent from present or former officers, directors or employees of any Loan Party or (y) make payments pursuant to and in accordance with stock option plans or other benefit plans approved by the Parent’s board of directors for directors, officers or employees of the Loan Parties, in each case, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year;
(e)    payments of Permitted Subordinated Debt permitted under Section 7.11;
(f)    payments to PubCo permitted under Section 7.7(e);
(g)    Permitted Tax Distributions;
(h)    Restricted Payments by any Subsidiary to any Loan Party;
(i)    the Share Repurchase Payments; provided that, no such dividends, distributions or other Restricted Payments may be made unless, after giving effect thereto, (x) the Borrower is in compliance with the financial covenant set forth in Section 6.1 at such time and (y) the Consolidated Leverage Ratio is 0.50 less than the maximum Consolidated Leverage Ratio permitted to be maintained under Section 6.2 at such time; and
(j)    other Restricted Payments by Parent not to exceed $6,000,000 in the aggregate in any Fiscal Year, provided: no such dividends may be made unless after giving effect thereto, (x) the Borrower is in compliance with the financial covenant set forth in Section 6.1 at such time and (y) the Consolidated Leverage Ratio is 0.50 less than the maximum Consolidated Leverage Ratio permitted to be maintained under Section 6.2 at such time.
Section 7.6.    Sale of Assets. The Borrower will not, and will not permit any of the Loan Parties to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Loan Party (other than the Parent), any shares of such Loan Party’s (other than the Parent’s)

Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower, the Parent or any other Loan Party (or to qualify directors if required by applicable law), except:
(a)    the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business (including the lapse of registered patents, trademarks and other intellectual property of the Loan Parties to the extent not economically desirable in the conduct of their businesses);
(b)    the sale of inventory and Permitted Investments in the ordinary course of business or as otherwise permitted under Section 7.2, Section 7.3, Section 7.4 or Section 7.5;
(c)    sales, assignments, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent in the ordinary course of business and not for purposes of financing;
(d)    leases or subleases entered into in the ordinary course of business and the dispositions thereof, to the extent that they do not materially interfere with the business of the Loan Parties, taken as a whole;
(e)    licenses or sublicenses of intellectual property or software in the ordinary course of business, to the extent that they do not materially interfere with the business of the Loan Parties;
(f)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party;
(g)    in order to resolve disputes that occur in the ordinary course of business, any Loan Party may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;
(h)    sales or other dispositions of assets and property by the Borrower to any other Loan Party or by any Loan Party to the Borrower or any other Loan Party;
(i)    the sale or other disposition of Real Estate, so long as such Real Estate is not included in the Collateral; provided that, notwithstanding the foregoing, the Borrower shall be permitted to sell the facility of the Target located at 1715 N. 8th Street, Neodesha, Kansas, regardless of whether such facility is currently part of the Collateral;
(j)    dispositions or exchanges of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are applied to the purchase price of such replacement property in accordance with Section 2.12(a);
(k)    the issuance or sale of shares of any Subsidiary’s Capital Stock to qualified directors if required by applicable law;
(l)    Dispositions permitted by Section 7.3;
(m)    Dispositions of receivables, inventory and other property in the ordinary course of business in connection with a Foreign Customer Finance Program Transaction; and
(n)    the sale or other disposition of such assets in an aggregate amount not to exceed $5,000,000 in any twelve (12) month period ending on the date of determination thereof.

Section 7.7.    Transactions with Affiliates. The Borrower will not, and will not permit any of the Loan Parties to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)    in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Loan Party than could be obtained on an arm’s length basis from unrelated third parties;
(b)    transactions between or among the Borrower, the Parent and any Subsidiary not involving any other Affiliates;
(c)    equity contributions to, and the issuance of Capital Stock by, Parent;
(d)    loans or advances to employees permitted under Section 7.1;
(e)    the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation, employment, termination and other employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any Subsidiary, each in the ordinary course of business;
(f)    (i) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors in the ordinary course of business and (ii) any repurchases of any issuances, awards or grants issued pursuant to clause (i), in each case, to the extent permitted by Section 7.5;
(g)    employment arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof;
(h)    any Restricted Payment permitted by Section 7.5; and
(i)    the Loan Parties may pay the expenses of PubCo, as set forth in the Parent Operating Agreement.
Section 7.8.    Restrictive Agreements. The Borrower will not, and will not permit any of the Loan Parties to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of the Loan Parties to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of the Loan Parties (other than the Parent) to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Loan Party, to Guarantee Indebtedness of the Borrower or any other Loan Party or to transfer all or substantially all of its property or assets to the Borrower or any other Loan Party thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the permitted sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is sold and such sale is, or will be prior to the consummation thereof, permitted hereunder, (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) the foregoing shall not apply to customary provisions in leases, licenses or other agreements restricting the assignment thereof, (v) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (vi) any agreement or arrangement already binding on a Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition and (vii) the foregoing shall not apply to any Foreign Customer Finance Program Transaction; provided such restrictions apply solely to the receivables, inventory and other assets or interests subject thereto.
Section 7.9.    [Reserved].
Section 7.10.    Hedging Transactions. The Borrower will not, and will not permit any of the Loan Parties to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of the Loan Parties is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Loan Parties is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness, or (ii) as a result of changes in the market value of any Capital Stock) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.11.    Permitted Subordinated Indebtedness.
(a)    The Borrower will not, and will not permit any Loan Parties to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that, in the case of clause (i) or (ii), is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.
(b)    The Borrower will not, and will not permit any Loan Parties to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (i) increase the yield on such Permitted Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Loan Party; or (iv) otherwise increase the obligations of the Borrower or any Loan Party in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse in any material respect to the Borrower or any of the Loan Parties or to the Lenders.
Section 7.12.    Amendment to Material Documents. The Borrower will not, and will not permit any of the Loan Parties to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents, the Existing Master Lease or any agreement governing Material Indebtedness, except in any manner that could not reasonably be expected to have a Material Adverse Effect.
Section 7.13.    Accounting Changes. The Borrower will not, and will not permit any of the Loan Parties to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of the Loan Parties.
Section 7.14.    Government Regulation. The Borrower will not, and will not permit any of the Loan Parties to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by any Lender at any time to enable such Lender to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.
Section 7.15.    [Reserved].
Section 7.16.    Sales and Discounts of Accounts Receivable. Except for any Foreign Customer Finance Program Transactions, the Borrower shall not and shall not permit any Loan Party to sell or discount any Accounts Receivable outside the ordinary course of business.

ARTICLE VIII
EVENTS OF DEFAULT
Section 8.1.    Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(a)    any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement or make any payment under Section 2.22(a) or shall fail to make when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1 or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Loan Parties in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)    any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2(a), or 5.4 (with respect to the Borrower’s legal existence) or Article VI or VII; or
(e)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of any Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or
(f)    subject to any applicable notice or grace periods, any default or event of default shall have occurred and be continuing under the Subordinated Debt Documents or any Subordinated Debt Document shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute “Senior Indebtedness” for purposes of the applicable Subordinated Debt Document, or all or any part of the Permitted Subordinated Debt is accelerated, is declared to be due and payable, or is required to be prepaid or redeemed, in each case prior to the stated maturity thereof (other than by a regularly scheduled required prepayment or redemption); or
(g)    the Borrower or any of the Loan Parties (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other default or event of default of any Loan Party shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption); or
(h)    the Borrower or any of the Loan Parties shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of the Loan Parties or their respective debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of the Loan Parties or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
(j)    the Borrower or any of the Loan Parties shall become unable to pay, or shall admit in writing its inability to pay, its debts as they become due; or
(k)    an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Loan Parties in an aggregate amount exceeding $7,500,000; or
(l)    any judgment or order for the payment of money in excess of $7,500,000 in the aggregate shall be rendered against the Borrower or any of the Loan Parties, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)    any non‑monetary judgment or order shall be rendered against the Borrower or any of the Loan Parties that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n)    a Change in Control shall occur or exist; or
(o)    any provision of the Guaranty or any Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty or any Collateral Document in any manner not otherwise permitted hereunder or under the Collateral Documents; or
(p)    any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents; or
(q)    a default by a Loan Party exists under the Existing Master Lease which default causes the landlord thereunder to seek termination of the Existing Master Lease or to remove the Borrower from possession of the leased premises; provided, however, no Event of Default shall be deemed to exist: (i) so long as the Borrower is contesting or defending the claim made by such landlord in good faith and pursuant to reasonable efforts diligently pursued, or (ii) as a result of the termination of the Existing Master Lease due to “Partial Condemnation”, “Casualty” or “Total Condemnation”, in each case, as such terms are defined in the Existing Master Lease.
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 8.2.    Application of Funds.
After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either clause (h) or (i) of Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
(a)    first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)    second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)    third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(d)    fourth, to the fees due and payable under Sections 2.14(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(e)    fifth, on a pro rata basis to the aggregate outstanding principal amount of the Term Loans (allocated pro rata among the Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure, the Net Mark-to-Market Exposure (to the extent secured by Liens) and the Bank Product Obligations of the Borrower and its

Subsidiaries, until the same shall have been paid in full, allocated pro rata among any Lender, any Lender-Related Hedge Provider and any Bank Product Provider, based on their respective Pro Rata Shares of the aggregate amount of such Revolving Loans, LC Exposure, Net Mark-to-Market Exposure (to the extent secured by Liens) and Bank Product Obligations;
(f)    sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 102% of the LC Exposure after giving effect to the foregoing clause fifth; and
(g)    to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.
All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Loan Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Hedging Obligations and Bank Product Obligations may be excluded from the application described above without any liability to the Administrative Agent, if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender-Related Hedge Provider or Bank Product Provider.  Each Lender-Related Hedge Provider and Bank Product Provider not a party to this Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.1.    Appointment of Administrative Agent.
(a)    Each Lender and each Issuing Bank irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and all provisions of this Article IX and Article XI (including Section 11.3(c), as though such co-agents, sub-agents and attorneys-in-fact were the “administrative agent” under the Loan Documents) as if set forth in full herein with respect thereto.
(b)    The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
Section 9.2.    Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties. Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Assignees. Without limiting the generality of the foregoing, the Administrative Agent shall not ý(x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Assignee or (y) have any liability with respect to or arising out of (i) any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Assignee or (ii) the failure of the Administrative Agent to post a notice of the designation of a Person as an Ineligible Assignee or an updated Schedule 1.01 to the Platform.
Section 9.3.    Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 9.4.    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6.    The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the bank serving as the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.
Section 9.7.    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the Laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
(b)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its representatives and agents and their respective Related Parties in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default or Event of Default has arisen from a failure of the Borrower to comply with Section 2.26(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation of the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.
Section 9.8.    Benefits of Article IX. None of the provisions of this Article IX shall inure to the benefit of the Borrower (other than the second sentence of Section 9.7(a) and Section 9.7(c)) or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower (other than the second sentence of Section 9.7(a) and Section 9.7(c)) nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article IX.
Section 9.9.    Administrative Agent May File Proofs of Claim.
(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or like proceeding or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 11.3) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(b)    any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.
Section 9.10.    Titled Agents. Each Lender and each Loan Party hereby agrees that any Documentation Agent or Syndication Agent designated hereunder shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.
Section 9.11.    Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.
Section 9.12.    Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its reasonable discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination or expiration of the Aggregate Revolving Commitments and payment in full of the Obligations (other than (x) contingent indemnification obligations for which no claim has been asserted, (y) all Hedging Obligations or Bank Product Obligations that are not then due and payable and (z) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made)), (ii) that is transferred or to be transferred as part of or in connection with any disposition permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 11.2;
(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.2(c) or 7.2(t); and
(c)    to release any guarantor from its obligations under the Guaranty and Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under this Agreement, pursuant to this Section 9.12.
Section 9.13.    Hedging Obligations and Bank Product Obligations. No Lender or any Affiliate of a Lender that holds any Hedging Obligation or any Bank Product Obligation that obtains the benefits of Section 8.2 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations and Bank Product Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that holds such Hedging Obligation or such Bank Product Obligation, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations or Bank Product Obligations in the case of a Maturity Date.

Section 9.14.    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 9.15.    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

ARTICLE X
THE GUARANTY
Section 10.1.    The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into Bank Products or a Hedging Transaction with the Borrower or any Subsidiary, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.
Section 10.2.    Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.
Section 10.3.    Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
Section 10.4.    Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.
Section 10.5.    Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.
Section 10.6.    Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full (other than contingent indemnification obligations or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted) and the Commitments have terminated.
Section 10.7.    Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.
Section 10.8.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Agreement and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.8 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.8 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 10.8 constitute, and this Section 10.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI
MISCELLANEOUS
Section 11.1.    Notices.
(a)    Written Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:        Malibu Boats, LLC
5075 Kimberly Way
Loudon, TN 37774
Attn: Wayne Wilson
Telecopy Number: (865) 458-5478

With a copy to:        O’Melveny & Myers LLP
400 S. Hope Street, 18th Floor
Los Angeles, CA 90071
Attention: Thomas W. Baxter

To the Administrative Agent:	SunTrust Bank
3333 Peachtree Rd., 7th Floor
Mail Code - GA-ATL-0244
Atlanta, Georgia 30326
Attention: Henry Spark
Facsimile: (404) 439-7390

With a copy to:	SunTrust Bank
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001

To the Issuing Bank:        SunTrust Bank
25 Park Place, N.E./Mail Code 3706
16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Facsimile: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz

Facsimile: (404) 221-2001

To any other Lender:	To the address or facsimile number, set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 11.1.
Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.
(b)    Electronic Communications.
(i)    Notices and other communications to the Administrative Agent, the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(iii)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System (the “Platform”).
(iv)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
Section 11.2.    Waiver; Amendments.
(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by Law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)    No amendment or waiver of any provision of this Agreement or the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that

(i)    no amendment or waiver shall:
(A)    increase the Commitment of any Lender without the written consent of such Lender;
(B)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B))
(C)    postpone the date fixed for any payment (excluding any mandatory prepayments) of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly and adversely affected thereby;
(D)    change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the provisions of Section 8.2, without the written consent of each Lender;
(E)    change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
(F)    release the Borrower without the consent of each Lender, or, release all or substantially all of the Guarantors or limit the liability of all or substantially all of the Guarantors under any Guaranty, without the written consent of each Lender, except to the extent such release is expressly permitted under the terms of this Agreement; or
(G)    release all or substantially all Collateral (if any) securing any of the Obligations, without the written consent of each Lender, except to the extent such release is expressly permitted under the terms of this Agreement, or agree to subordinate any Lien in such Collateral to any other creditor of the Borrower or any Subsidiary;
provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender); (ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
Notwithstanding anything to the contrary herein, each Lender hereby irrevocably authorizes the Administrative Agent, on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.2 and/or Section 2.21) or any of the Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of any amendment which extends the Maturity Date of any Loans with respect to fewer than all of the Lenders (including any terms therein which provide for higher interest rate and/or fees to be each Lender agreeing to extend its maturity date); provided that such amendment has been approved by the Required Lenders and each Lender required to approve such amendment pursuant to Section 11.2(b)(i)(C).
Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented with the written consent of the Administrative Agent and the Borrower (a) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (b) to add one or more additional credit facilities with respect to Incremental Term Loans to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, as applicable, and the accrued interest and fees in respect thereof and (c) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided, that the conditions set forth in Section 2.23 are satisfied.
Section 11.3.    Expenses; Indemnification.
(a)    The Borrower shall pay (i) all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arrangers and their Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arrangers and their Affiliates, (ii) all reasonable, documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of one outside counsel, the allocated cost of inside counsel and one local counsel in each relevant jurisdiction, and, in the event of any actual or perceived conflict of interest, one additional counsel for each similarly situated group of affected lenders purporting to have a conflict of interest) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee; provided that, legal counsel for all Indemnitees shall be limited to one primary legal counsel and one local counsel in each relevant jurisdiction, and, in the event of any actual or perceived conflict of interest, one additional counsel for each group of similarly situated Indemnitees purporting to have a conflict of interest), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) disputes solely between or among Indemnitees, other than claims against the Administrative Agent or an Arranger in its capacity or in fulfilling its role as agent or arranger or similar role under the Loan Documents. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)    To the extent permitted by applicable Law, and without derogating the Indemnitee’s rights to indemnity under this Section, the Borrower, on the one hand, and the Indemnitees on the other hand, shall not assert, and hereby waives, any claim against any of the others, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
(e)    All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.
Section 11.4.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $2,500,000 and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund and (y) assignments by Defaulting Lenders; and
(C)    the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Ineligible Assignee or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Ineligible Assignees.
(A)    No assignment or participation shall be made to any Person that was an Ineligible Assignee as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless (x) the Borrower has consented to such assignment as contemplated by this Section 11.4, in which case such Person will not be considered an Ineligible Assignee for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes an Ineligible Assignee after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Ineligible Assignee”), such assignee shall not retroactively be considered an Ineligible Assignee. Any assignment in violation of this clause (vii)(A) shall not be void, but the other provisions of this clause (vii) shall apply.
(B)    If any assignment is made to any Ineligible Assignee in violation of clause (A) above, or if any Person becomes an Ineligible Assignee after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Ineligible Assignee and the Administrative Agent, (A) terminate any Revolving Commitment of such Ineligible Assignee and repay all obligations of the Borrower owing to such Ineligible Assignee in connection with such Revolving Commitment, (B) in the case of any portion of outstanding Term Loan held by Ineligible Assignees, prepay such portion of the Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Ineligible Assignee paid to acquire such portion of the Term Loan in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Ineligible Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.4), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Ineligible Assignee paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents; provided that (i)  the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.4(b), (ii) such assignment does not conflict with applicable Laws and (iii)  in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay the portion of the Term Loan held by Ineligible Assignees.
(C)    Notwithstanding anything to the contrary contained in this Agreement, Ineligible Assignees (a) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (b) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, will be deemed to have consented in the same proportion as the Lenders that are not Ineligible Assignees consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Ineligible Assignee party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Ineligible Assignee does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(D)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (a) post Schedule 1.01 and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (b) provide Schedule 1.01 to each Lender requesting the same.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such tenth Business Day.
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the

Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release all or substantially all of the Guarantors or limit the liability of all or substantially all of the Guarantors under any Guaranty without the written consent of each Lender except to the extent such release is expressly provided under the terms of this Agreement; or (vii) release all or substantially all Collateral (if any) securing any of the Obligations. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.24 and 2.25 as if it were an assignee under paragraph (b) of this Section 11.4; and (B) shall not be entitled to receive any greater payment under Sections 2.18 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provision of Section 2.25 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 11.5.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the Law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Each party to this Agreement irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 11.5 and brought in any court referred to in paragraph (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.
Section 11.6.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.7.    Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank. Notwithstanding the provisions of this Section 11.7, if at any time any Lender, the Issuing Bank or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.
Section 11.8.    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile transmission or by any other electronic imaging means (including .pdf), shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.
Section 11.9.    Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 11.10.    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.11.    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential on substantially the same terms as provided herein), (ii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern.
Section 11.12.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by such Lender.

Section 11.13.    Waiver of Effect of Corporate Seal. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 11.14.    Patriot Act. Each of the Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 11.15.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that:  (i) (A) the services regarding this Agreement  provided by the Administrative Agent, the Arrangers and/or the Lenders are arm’s-length commercial transactions between  Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and  by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders  is and has been acting solely as a principal and,  except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers nor any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates  with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)  the Administrative Agent, the Arrangers the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent, the Arrangers and the Lenders has no obligation to disclose any of such interests to  Borrower , any other Loan Party of any of their respective Affiliates.  To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against the Administrative Agent, the Arrangers and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.16.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.17.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	MALIBU BOATS, LLC,
as the Borrower

By:    /s/ Wayne Wilson
Name: Wayne Wilson
Title: Chief Financial Officer

PARENT:	MALIBU BOATS HOLDINGS, LLC,
as the Parent and a Guarantor

By:    /s/ Wayne Wilson
Name: Wayne Wilson
Title: Chief Financial Officer

GUARANTORS:	MALIBU AUSTRALIAN ACQUISITION CORP.
By:    /s/ Wayne Wilson
Name: Wayne Wilson
Title: Secretary and Treasurer

ADMINISTRATIVE AGENT:        SUNTRUST BANK, as Administrative Agent, as Issuing Bank and as Swingline Lender
By:    /s/ Tesha Winslow
Name: Tesha Winslow
Title: Director

LENDERS:                    SUNTRUST BANK
By:    /s/ Tesha Winslow
Name: Tesha Winslow
Title: Director
FIRST TENNESSEE BANK NATIONAL ASSOCIATION
By:    /s/ R. Andrew Beam
Name: R. Andrew Beam
Title: Senior Vice President
REGIONS BANK
By:    /s/ Amanda N. Hankins
Name: Amanda N. Hankins
Title: Vice President
JPMORGAN CHASE BANK
By:    /s/ Jerry C. Greene
Name: Jerry C. Greene
Title: Executive Director
MUFG UNION BANK, N.A.
By:    /s/ Maria Iarriccio
Name: Maria Iarriccio
Title: Director
UNITED COMMUNITY BANK
By:    /s/ James A. Boccardo
Name: James A. Boccardo
Title: Vice President
WELLS FARGO BANK, NATIONAL ASSOCIATION

By:    /s/ Bryan Hulker
Name: Bryan Hulker
Title: SVP

SCHEDULE I
COMMITMENT AMOUNTS

Lender	Revolving Commitment	Pro Rata Share of Aggregate Revolving Commitments	Term Loan A Commitment	Pro Rata Share of Aggregate Term Loan A Commitments	Delayed Draw Term Loan Commitment	Pro Rate Share of Aggregate Delayed Draw Term Loan Commitments
SunTrust Bank	$7,179,487.19	20.512820543%	$11,282,051.28	20.512820509%	$21,538,461.53	20.512820505%
JP Morgan Chase Bank	$6,282,051.28	17.948717943%	$9,871,794.87	17.948717946%	$18,846,153.85	17.948717952%
First Tennessee Bank National Association	$5,384,615.38	15.384615371%	$8,461,538.47	15.384615400%	$16,153,846.15	15.384615381%
Regions Bank	$5,384,615.38	15.384615371%	$8,461,538.47	15.384615400%	$16,153,846.15	15.384615381%
MUFG Union Bank, N.A.	$4,038,461.54	11.538461543%	$6,346,153.84	11.538461527%	$12,115,384.62	11.538461543%
Wells Fargo Bank, National Association	$4,038,461.54	11.538461543%	$6,346,153.84	11.538461527%	$12,115,384.62	11.538461543%
United Community Bank	$2,692,307.69	7.692307686%	$4,230,769.23	7.692307691%	$8,076,923.08	7.692307695%
TOTAL:	$35,000,000.00	100.000000000%	$55,000,000.00	100.000000000%	$105,000,000.00	100.000000000%

SCHEDULE 1.01
INELIGIBLE ASSIGNEES

1.	Ambassador Enterprises

2.	Platinum Equity

3.	Wayzata Investment Partners

4.	Brunswick Corporation (NYSE: BC)

5.	Attwood Corporation (DE)

6.	Boston Whaler, Inc. (DE)

7.	Brunswick Companias de Mexico, S.A. de C.V. (Mexico)

8.	Brunswick Family Boat Co. Inc. (DE)

9.	Brunswick Financial Services Corporation (DE)

10.	Brunswick Fitness GmbH (Germany)

11.	Brunswick Hungary Limited Liability Company (Hungary)

12.	Brunswick Industria de Embarcacoes do Brasil Ltda. (Brazil)

13.	Brunswick International Group S.a.r.l. (Luxembourg)

14.	Brunswick International Limited (DE)

15.	Brunswick Leisure Boat Company, LLC (IN)

16.	Brunswick Luxembourg Finance S.a.r.l. (Luxembourg)

17.	Brunswick Marine in EMEA, Inc. (DE)

18.	Brunswick Marine in Finland and the Baltic States Oy (Finland)

19.	Brunswick Marine in France S.A. (France)

20.	Brunswick Marine in Italia S.p.A. (Italy)

21.	Brunswick Marine in Poland Sp. z o.o (Poland)

22.	Brunswick Singapore Holdings Pte. Ltd. (Singapore)

23.	Brunswick Trading (Suzhou) Co., Ltd. (China)

24.	Cybex International, Inc. (NY)

25.	Indoor Cycling Group GmbH (Germany)

26.	Land 'N' Sea Corporation (DE)

27.	Land 'N' Sea Distributing, Inc. d/b/a Kellogg Marine Supply, Bell Recreational Products Group (DE)

28.	Life Fitness Asia Pacific Limited (Hong Kong)

29.	Life Fitness (Atlantic) B.V. (Netherlands)

Schedule 1.01

30.	Life Fitness Europe GmbH (Germany)

31.	Life Fitness, Inc. (DE)

32.	Life Fitness International Sales, Inc. (DE)

33.	Life Fitness (U.K.) Limited (England and Wales)

34.	Lund Boat Company (DE)

35.	Marine Power International Limited (DE)

36.	Mercury Marine do Brasil Industria e Comercio Ltda (Brazil)

37.	Mercury Marine Limited / Mercury Marine Limitee (Canada)

38.	Mercury Marine Singapore Pte Ltd (Singapore)

39.	Mercury Marine Technology Suzhou Company Ltd. (China)

40.	Munster Simms Engineering Limited (Northern Ireland)

41.	Normalduns B.V. (Netherlands)

42.	Princecraft Boats Inc. / Bateaux Princecraft Inc. (Canada)

43.	Protokon Manufacturing Developing and Trading (Hungary) Limited Liability Company

44.	PSW (NI) Limited (Northern Ireland)

45.	Sea Ray Boats, Inc. d/b/a Meridian Yachts, Sea Ray Boats (FL)

46.	MCBC Holdings, Inc (Nasdaq: MCFT, MasterCraft)

47.	MasterCraft Boat Company, LLC (DE)

48.	MasterCraft Services, Inc. (TN)

49.	MCBC Hydra Boats, LLC (TN)

50.	MasterCraft Parts Limited (UK)

51.	MasterCraft International Sales Administration, Inc. (DE)

52.	Correct Craft, Inc (Nautique, Centurion and Ski Supreme)

53.	Correct Craft Holding Company

54.	Nautique Boat Company

55.	Skiers Choice (Supra and Moomba)

56.	Boat Holdings, LLC (Bennington)

Schedule 1.01

SCHEDULE 4.5
Environmental Matters
None.

Schedule 4.5

SCHEDULE 4.11(d)
REAL ESTATE
Malibu Boats, LLC owns approximately 16 acres of land located at the southeast corner of Natalie Blvd. and Jaime Drive in Loudon, Tennessee.
Malibu Boats, LLC owns approximately 5.4 acres of land located at the northeast corner of Natalie Blvd. and Kimberly Way in Loudon, Tennessee.
Malibu Boats, LLC leases real estate at the following locations:

•	One Malibu Court, Merced, California 95340

•	5075 Kimberly Way, Loudon, Tennessee 37774

•	155 Natalie Boulevard, Loudon, Tennessee 37774

Schedule 4.11(d)

SCHEDULE 4.18
MATERIAL AGREEMENTS

1.	The Existing Master Lease

2.	Employment Agreement, entered into February 5, 2014, by and between the Pubco and Jack Springer

3.	Employment Agreement, entered into February 5, 2014, by and between the Pubco and Wayne Wilson

4.	Employment Agreement, entered into February 5, 2014, by and between the Pubco and Ritchie Anderson

5.	Amended and Restated Vendor Agreement, dated August 4, 2006, by and between GE Commercial Distribution Finance Corporation and the Borrower, as amended to the date hereof

6.	Special Supply Agreement, dated as of February 5, 2016, by and between the Borrower and Pleasurecraft Marine Engine Co.

7.	Special Supply Agreement, dated as of August 29, 2016, by and between the Borrower and Indmar Products Co., Inc.

Schedule 4.18

SCHEDULE 7.1
Existing Indebtedness

1.	Indebtedness under the Existing Credit Agreement which will be repaid in full on the Closing Date.

Schedule 7.1

SCHEDULE 7.2
Existing Liens

1.
Uniform commercial code financing statement No. 20152544418, filed on June 15, 2015, naming Malibu Boats, LLC as Debtor and BASF Corporation as Secured Party, as amended by the UCC-3 amendment filed on May 31, 2017.

Schedule 7.2

SCHEDULE 7.4
EXISTING INVESTMENTS

1.	Certificate No. 36 representing 1,000 shares of voting common stock of Independent Boat Builders, Inc. issued in favor of Malibu Boats, LLC.

2.	Certificate Nos. 4, 5 and 6 representing, collectively, 100 shares of voting common stock of Malibu Boats Pty Limited. issued in favor of Malibu Australia Acquisition Corporation.

Schedule 7.4

 Exhibit 2.3

[FORM OF] NOTICE OF REVOLVING BORROWING
[Date]
SunTrust Bank
3333 Peachtree Rd., 7th Floor
Mail Code - GA-ATL-0244
Atlanta, Georgia 30326
Attention: Henry Spark
Facsimile: (404) 439-7390

To Whom It May Concern:
Reference is made to the Second Amended and Restated Credit Agreement dated as of June 28, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among Malibu Boats, LLC, as Borrower, Malibu Boats Holdings, LLC, as Parent, the other Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Revolving Borrowing. The Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in connection therewith such Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:
(A)    Aggregate principal amount of Revolving Borrowing Not less than $500,000 or a larger multiple of $100,000 for Eurodollar Borrowings, and not less than $100,000 or a larger multiple of $100,000 for Base Rate Borrowings.:
(B)    Date of Revolving Borrowing (which is a Business Day):
(C)    Type of Revolving Loans comprising such Borrowing Base Rate Borrowing, Eurodollar Borrowing or a combination thereof.:
(D)    [For Eurodollar Borrowings only] Interest Period Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.:
(E)    Location and number of such Borrower’s account to which proceeds of such Revolving Borrowing are to be disbursed:

[SIGNATURE ON FOLLOWING PAGE]

The Borrower hereby represents and warrants that the conditions specified in Section 3.2(a) and (b) of the Credit Agreement are satisfied.
Very truly yours,
Malibu Boats, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit 2.4
[FORM OF] NOTICE OF SWINGLINE BORROWING
[Date]
SunTrust Bank
3333 Peachtree Rd., 7th Floor
Mail Code - GA-ATL-0244
Atlanta, Georgia 30326
Attention: Henry Spark
Facsimile: (404) 439-7390

To Whom It May Concern:
Reference is made to the Second Amended and Restated Credit Agreement dated as of June 28, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among Malibu Boats, LLC, as Borrower, Malibu Boats Holdings, LLC, as Parent, the other Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Swingline Borrowing. The Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:
(A)    Aggregate principal amount of Swingline Loan Not less than $100,000 or a larger multiple of $50,000.:
(B)    Date of Swingline Loan (which is a Business Day):
(C)    Account of the Borrower to which the proceeds of such Swingline Loan should be credited:

[SIGNATURE ON FOLLOWING PAGE]

The Borrower hereby represents and warrants that the conditions specified in Section 3.2(a) and (b) of the Credit Agreement are satisfied.
Very truly yours,
Malibu Boats, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit 2.5
[FORM OF] NOTICE OF DELAYED DRAW TERM LOAN BORROWING
[Date]
SunTrust Bank
3333 Peachtree Rd., 7th Floor
Mail Code - GA-ATL-0244
Atlanta, Georgia 30326
Attention: Henry Spark
Facsimile: (404) 439-7390

To Whom It May Concern:
Reference is made to the Second Amended and Restated Credit Agreement dated as of June 28, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among Malibu Boats, LLC, as Borrower, Malibu Boats Holdings, LLC, as Parent, the other Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Delayed Draw Term Loan Borrowing. The Borrower hereby requests a Delayed Draw Term Loan Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Delayed Draw Term Loan Borrowing requested hereby:
(A)    Aggregate principal amount of Delayed Draw Term Loan Not less than $1,000,000 or a larger multiple of $500,000.:
(B)    Date of Delayed Draw Term Loan (which is a Business Day):
(C)    Type of Delayed Draw Term Loan comprising such Borrowing Base Rate Borrowing, Eurodollar Borrowing or a combination thereof.:
(D)    [For Eurodollar Borrowings only] Interest Period:
(E)    Account of the Borrower to which the proceeds of such Delayed Draw Term Loan should be credited:

[SIGNATURE ON FOLLOWING PAGE]

The Borrower hereby represents and warrants that the conditions specified in Section 3.2(a) and (b) of the Credit Agreement are satisfied.
Very truly yours,
Malibu Boats, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit 2.7

[Form of] Notice of Continuation/Conversion

[Date]
SunTrust Bank
3333 Peachtree Rd., 7th Floor
Mail Code - GA-ATL-0244
Atlanta, Georgia 30326
Attention: Henry Spark
Facsimile: (404) 439-7390

To Whom It May Concern:
Reference is made to the Second Amended and Restated Credit Agreement dated as of June 28, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among Malibu Boats, LLC, as Borrower, Malibu Boats Holdings, LLC, as Parent, the other Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Continuation/Conversion. The Borrower hereby requests a continuation or conversion under the Credit Agreement, and in connection therewith such Borrower specifies the following information with respect to the continuation or conversion requested hereby:
(A)    Aggregate principal amount of the Borrowing to be continued or converted Not less than $500,000 or a larger multiple of $100,000 for Eurodollar Borrowings, and not less than $100,000 or a larger multiple of $100,000 for Base Rate Borrowings.:
(B)    Date of continuation or conversion (which is a Business Day):
(C)    Type of Loans comprising such Borrowing Base Rate Borrowing or Eurodollar Borrowing.:
(D)    [For Eurodollar Borrowings only] Interest Period Which must comply with the definition of “Interest Period” and, in the case of a Revolving Borrowing, end not later than the Revolving Commitment Termination Date.:

[SIGNATURE ON FOLLOWING PAGE]

The Borrower has executed and delivered this notice as of the date first written above.
Very truly yours,
Malibu Boats, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit 2.10

[FORM OF] NOTE

__________, ____

FOR VALUE RECEIVED, Malibu Boats, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under the Second Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 28, 2017 among the Borrower, the Parent, the other Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Payment Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[This Note amends and restates the existing Note dated as of April 2, 2015 by the Borrower in favor of Lender (the “Original Note”). This Note renews and continues the Original Note without any novation, discharge or satisfaction of the underlying indebtedness or any collateral security therefor, all of which indebtedness and collateral security remain outstanding under the Credit Agreement and this Note. Notwithstanding anything herein to the contrary, interest and other obligations under the Original Note accrued and payable prior to the date of amendment and restatement hereof, and interest and other obligations under this Note accrued and payable on or after the date of amendment and restatement hereof shall be due and payable in accordance with the terms of the Credit Agreement.] Include for any Lender that received a Note in connection with the Existing Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

Malibu Boats, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 2.20-1

[Form of]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 28, 2017 among the Borrower, the Parent, the other Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent.
Pursuant to the provisions of Section 2.20(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN, or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[ ]

EXHIBIT 2.20-2

[Form of]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 28, 2017 among the Borrower, the Parent, the other Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent.
Pursuant to the provisions of Section 2.20(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[ ]

EXHIBIT 2.20-3

[Form of]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 28, 2017 among the Borrower, the Parent, the other Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent.
Pursuant to the provisions of Section 2.20(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[ ]

EXHIBIT 2.20-4

[Form of]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 28, 2017 among the Borrower, the Parent, the other Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent.
Pursuant to the provisions of Section 2.20(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[ ]

Exhibit 5.1

[FORM OF] COMPLIANCE CERTIFICATE

In connection with the terms of that certain Second Amended and Restated Credit Agreement, dated as of June 28, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among Malibu Boats, LLC, a Delaware limited liability company (the “Borrower”), Malibu Boats Holdings, LLC, a Delaware limited liability company (the “Parent”), the other Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender, the undersigned certifies that the following information is true and correct, in all material respects, as of the date of this Compliance Certificate for the Fiscal [Quarter][Year] ended ____________, 20__:
Capitalized terms used in this Compliance Certificate but not otherwise defined herein shall have the same meanings provided in the Credit Agreement.
[Use the following paragraph 1 for fiscal year-end financial statements.]
1.     Attached hereto as Schedule 1 are (i) internally prepared financial statements for the Parent and its Subsidiaries required by Section 5.1(a) of the Credit Agreement for the Fiscal Year ending [_______], (ii) the audited annual financial statements of PubCo and its Subsidiaries required by Section 5.1(a) of the Credit Agreement for the Fiscal Year ending [_______] together with the audit report of an independent public accountant of nationally recognized standing required by such section and (iii) a reconciliation of the financial statements referred to in clause (i) above to the financial statements referred to in clause (ii) above.
[Use the following paragraph 1 for fiscal quarter-end financial statements.]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.1(b) of the Credit Agreement for the Fiscal Quarter ending [___________, ___].
[Use the following paragraphs as applicable.]
2.    [No][A] Default or Event of Default has occurred and is continuing. [If a Default or Event of Default, then specify the details thereof and the action which the Borrower has taken or proposes to take.]
3.    Set forth on Schedule 2 are detailed calculations demonstrating compliance with the financial covenants set forth in Article VI of the Credit Agreement.
4.    There has been [no][a] change in the identity of the Loan Parties since [_________, ___] For the first Compliance Certificate delivered under the Credit Agreement, insert the Closing Date. For all subsequent Compliance Certificates delivered under the Credit Agreement, insert the date of the most recent Fiscal Year or Fiscal Quarter, as the case may be.. [If any change in the identity of the Loan Parties has occurred, please specify such change.]
5.    There has been [no][a] change in GAAP or the application thereof since [___________, ___]8. [If any change in GAAP has occurred, please specify the effect of such change on the financial statements accompanying this certificate.]
[SIGNATURE ON FOLLOWING PAGE]

The foregoing is true and correct, in all material respects, as of the date hereof.
Dated as of _____________, ____.

Malibu Boats, LLC,
a Delaware limited liability company

By:
Name:
Title:

Schedule 2

1.	Consolidated Leverage Ratio
(a)    Consolidated Total Debt of the Parent
and its Subsidiaries minus unrestricted
cash and Permitted Investments in an
aggregate amount up to $20,000,000:             $

(b)    Consolidated EBITDA of the Parent
and its Subsidiaries:

(i)    Consolidated Net Income:            $____________
To the extent deducted in determining Consolidated Net
Income for such period, and without duplication:
(ii)    Consolidated Interest Expense:            $____________

(iii)    income and withholding tax expense
determined on a consolidated basis in
accordance with GAAP:                $____________

(iv)    depreciation and amortization
determined on a consolidated basis in
accordance with GAAP:                $

(v)    fees and expenses paid in connection
with the execution, delivery and the
performance by the Loan Parties of the
Loan Documents and fees and expenses
incurred in connection with the issuance,
payment, amendment or refinancing
of Indebtedness permitted under
the Loan Documents:                $

(vi)    fees and expenses incurred in connection
with the Existing Credit Agreement:        $

(vii)    management fees and board expenses
and other payments made to PubCo in
accordance with Section 7.7(e) of the
Credit Agreement:                $____________

(viii)    expenses and charges related to the
Master Craft or Marine Power litigation
and the Brunswick litigation, in an
aggregate amount not to exceed
$7,500,000 for periods after the
Closing Date:                    $

(ix)    fees and expenses associated with (i)

the Project Sapphire Acquisition,
in an aggregate amount not to exceed
$3,500,000, (ii) other Investments (including
Acquisitions), whether or not such Investment
is consummated, in an aggregate amount not
to exceed $2,000,000 in any Fiscal Year, and
(iii) startup costs associated with the
Borrower’s engine manufacturing initiative in
an aggregate amount not to exceed $4,500,000
in any Fiscal Year:                $

(x)    fees and expenses related to public offerings
of PubCo in an aggregate amount not to
exceed $1,500,000 in any Fiscal Year        $

(xi)    all nonrecurring cash expenses and charges
up to $1,500,000 in any Fiscal Year        $

(xii)    effects of adjustments in any line item in
the consolidated financial statements of the
Parent and its Subsidiaries resulting from the
application of purchase accounting (including
any step-ups with respect to re-valuing assets
and liabilities) in relation to any Investments
(including Acquisitions) and any investment,
acquisition, merger or consolidation or the
depreciation, amortization or write-off of
any amounts thereof, including the Project
Sapphire Acquisition:                $

(xiii)    other non‑cash charges (including non-cash
Equity compensation charges):            $

(xiv)    Consolidated EBITDA:
[sum of (i) + (ii) + (iii) + (iv) + (v) +
(vi) + (vii) + (viii) + (ix) + (x) + (xi) +
(xii) + (xiii) above] Pro forma credit shall be given for the Consolidated EBITDA (adjusted as provided in the Credit Agreement) of a Person that is acquired in a Permitted Acquisition as if owned on the first day of the applicable period, taking into account, to the extent approved by the Administrative Agent in the exercise of its reasonable discretion, factually supportable and identifiable cost savings, expenses and other customary adjustments directly attributable to such acquisitions.:                $

(c)    Consolidated Leverage Ratio
[(a)/(b)(xiv)]                        __________:1.0

2.	Consolidated Fixed Charge Coverage Ratio
(a)    (i)    Consolidated EBITDA

(1(b)(xiv) above):                $___________

(ii)    Unfinanced Cash Capital Expenditures:        $___________

(iii)    cash income Taxes (to the extent added
back to Consolidated EBITDA):            $___________

(iv)    cash dividends and distributions by
Parent (other than (x) the Share Repurchase
Payments and (y) the tax distributions,
dividends and other payments paid to
the members of the Parent in connection
with the Existing Credit Agreement):        $___________

(v)    payments made to PubCo in accordance
with Section 7.7(e) during such period (to
the extent included in the calculation of
Consolidated EBITDA):                $___________

(vi)    Sum of (i) - (ii) - (iii) - (iv) - (v):        $____________

(b)    Consolidated Fixed Charges Consolidated Fixed Charges shall not include any fees and expenses payable by the Loan Parties in connection with the execution and delivery of the Loan Documents or the repayment of any amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement.

(i)    Consolidated Interest Expense paid in cash
for such period:                    $____________

(ii)    scheduled principal payments made on
Consolidated Total Debt for such period:    $____________

(iii)    Consolidated Fixed Charges
[sum of (i) + (ii) above]    :            $

(c)    Consolidated Fixed Charge Coverage Ratio
[(a)(vi)/(b)(iii)]:                        __________:1.0

Exhibit 5.13
[FORM OF] JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”) dated as of __________, ____, is by and between __________, a __________ (the “New Subsidiary”), and SunTrust Bank, in its capacity as Administrative Agent under the Second Amended and Restated Credit Agreement dated as of June 28, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) by and among Malibu Boats, LLC, a Delaware limited liability company (the “Borrower”), Malibu Boats Holdings, LLC, a Delaware limited liability company (the “Parent”), the other Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 5.13(a) of the Credit Agreement to cause the New Subsidiary to become a “Guarantor”. Accordingly, the New Subsidiary hereby agrees with the Administrative Agent as follows:

1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby, jointly and severally together with the other Guarantors, guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into Bank Products or Hedging Transactions with a Borrower or any Subsidiary, and each other holder of the Obligations, as provided in Article X of the Credit Agreement, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such New Subsidiary will be deemed to be a party to the Security Agreement and a “Debtor” for all purposes of the Security Agreement, and shall have all the obligations of a Debtor thereunder as if it had executed the Security Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.  Without limiting the generality of the foregoing terms of this paragraph 2, to secure the prompt payment and performance in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise, of the Indebtedness (as defined in Section 2 of the Security Agreement), the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 1 of the Security Agreement) of such New Subsidiary.

3.    The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(i)    Set forth on Schedule 1 is a list of all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(ii)    Set forth on Schedule 2 is the chief executive office, U.S. tax payer identification number and organizational identification number of the New Subsidiary as of the date hereof.

(iii)    The exact legal name and state of organization of the New Subsidiary is as set forth on the signature pages hereto.

(iv)    Except as set forth on Schedule 3, the New Subsidiary has not during the five years preceding the date hereof (A) changed its legal name, (B) changed its state of formation, or (C) been party to a merger, consolidation or other change in structure.

4.    The address of the New Subsidiary for purposes of all notices and other communications is the address set forth for the Borrower in Section 11.1 of the Credit Agreement.

5.    The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article X of the Credit Agreement.

6.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.    This Agreement shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the state of New York.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

Exhibit 11.4

[FORM OF] ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified, supplemented, increased and extended from time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender][1] Select if applicable.]

3.	Borrower:	Malibu Boats, LLC

4.	Administrative Agent:	SunTrust Bank, in its capacity as the administrative agent under the Credit Agreement

5.	Credit Agreement:
Second Amended and Restated Credit Agreement dated as of June 28, 2017 among the Borrower, the Parent, the other Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. Accepted:

SUNTRUST BANK,
as Administrative Agent

By:
Title:

[Consented to:] To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Malibu Boats, LLC,
as Borrower

By:
Title:
[Consented to:] To be added only if the consent of the Issuing Bank or Swingline Lender is required by the terms of the Credit Agreement.

SUNTRUST BANK,
as [Issuing Bank][Swingline Lender]

By:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Domestic Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (vi) it is not an Ineligible Assignee and it does not own more than 5% of any competitor of the Borrower; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the state of New York.